Exhibit 7

Independent auditor’s report

The Board of Directors

Japan Bank for International Cooperation

Report on the audit of the consolidated financial statements

Opinion

We have audited the consolidated financial statements of Japan Bank for International Cooperation and its subsidiaries (the Group), which comprise the consolidated statements of financial position as of March 31, 2023 and 2022, and the consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as of March 31, 2023 and 2022 and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB).

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the International Ethics Standards Board for Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) together with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

Key audit matter	How our audit addressed the key audit matter
Assessment of allowance for loan losses

As of March 31, 2023, the Group reported total loans and other receivables of ¥15,507,179 million and recorded an allowance for loan losses of ¥362,802 million.

Management discloses information about credit risk in Note 37, “Financial Risk Management,” Note 38, “Maximum Exposure to Credit Risk,” Note 39, “Collateral,” Note 40, “Concentration of Credit Risk,” and Note 41 “Exercise of Rights to Obtain Collateral or Other Credit Enhancements.” Management also discloses the details of the allowance for loan losses in Note 3, “Significant Accounting Policies, H. Impairment of financial assets”, Note 4, “Significant Accounting Judgments, Estimates, and Assumptions,” Note 11, “Loans and Other Receivables,” and Note 30, “Impairment Losses (Reversals) on Financial Assets.”

The Group’s loan portfolio is characterized by a significant portion of long-term loans and loans that entail sovereign and country risks.

IFRS 9 applies the expected credit loss (“ECL”) model, which is a model for the recognition of impairment losses. IFRS 9 outlines a “three-stage” model for impairment based on changes in credit quality since initial recognition of loans.

The Group estimates risk parameters in consideration of information available as of March 31, 2023 and measures ECL.

The assessment of allowance for loan losses involves significant judgment and estimation by management primarily on the following matters:

- Self-assessment of the quality of loans and other receivables, including the future prospects of borrowers’ financial conditions and repayment abilities used in the borrowers’ category determination;

The audit procedures that we performed to examine the Group’s assessment of allowance for loan losses included the following, among others:

- We obtained an understanding, evaluated the design, and tested operating effectiveness of the controls over the Group’s borrower category process. The controls tested included, but were not limited to, those controls over the accuracy of underlying internal credit rating data and schedules used in determining the borrowers’ category as well as controls over the completeness of the scope of self-assessment of asset quality.

- We selected a sample of borrowers by taking into account the degree of increase in credit risk estimated considering the type of business, the repayment status, financial position/degree of deterioration in their business performance and external factors, including the ongoing Russian invasion of Ukraine, to test management’s determination of the category of the sampled borrowers. We also considered the monetary impact of changes in the borrowers’ category on the amount recorded in the allowance for loan losses.

- We evaluated sampled borrowers’ recent repayment status, financial position, and business performance, by inspecting a set of materials related to the Group’s self-assessment of asset quality, such as explanatory materials including a description of the business, borrowing and repayment status, research materials providing an understanding of actual financial position, financial statements, and the trial balance, and by evaluating the impact of COVID-19 and the international situation related to Russia and Ukraine on the future prospects of the borrowers’ business performance and compared them with available external information including, as appropriate, trends in natural resource prices. In addition, we made inquiries

- Future cash flows used in the discounted cash flow method (“DCF method”) for the impaired loans and other receivables assessed individually classified as Stage 3;

- Selection of forward looking macro-economic indicators and the approach to making adjustments based on statistical calculations using historical data and forecasts to incorporate forward looking information in the ECL measurement of loans and other receivables classified as Stage 1 or Stage 2.

The Group determines the borrowers’ category, taking into account the fact that the prolonged situation of COVID-19 is causing economic impacts on borrowers’ countries or regions as well as having financial impacts on individual borrowers. The Group also considers currently available information that may affect estimates, including the international situation relating to the ongoing Russian invasion of Ukraine. ECL measurement involves management’s judgment and estimating the timing of recovery of the macroeconomic indicators is subject to uncertainty.

Thus, we considered the assessment of allowance for loan losses as a key audit matter, due to the significance of its potential impact on the Group’s consolidated financial statements as well as management’s judgment involved and uncertainties in the estimates.

to the Finance Group in charge of the loans and the Country Credit Department as necessary to supplement our understanding. Also, we compared internal credit ratings on sovereign loans with external credit ratings.

- For the loans and other receivables assessed individually and classified as Stage 3, we assessed the future cash flows used in the DCF method as well as the inputs used by management, evaluated the model used in the DCF method, and tested their mathematical accuracy through recalculation. In addition, for samples of impaired loans and other receivables assessed individually, we performed procedures to compare cash flows estimated in the previous years to actual results.

- For the loans and other receivables classified as Stage 1 or Stage 2, we evaluated inputs applied by management related to ECL measurement and assessed those models and tested their mathematical accuracy through recalculations. We examined the Group’s approach to making adjustments based on statistical calculations using historical data and forecasts to incorporate forward looking information into the ECL model.

- We compared the estimated timing of recovery of macroeconomic indicators in the future in light of the effects of the prolonged situation of COVID-19 and the international situation related to Russia and Ukraine with available external information.

In addition to the above, we examined the disclosures in the notes related to the assessment of allowance for loan losses.

Other information included in The Group’s 2023 Annual Report on Form 18-K

Other information consists of the information included in the Annual Report, other than the consolidated financial statements and our auditor’s reports thereon. Management is responsible for the other information.

Our opinion on the consolidated financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

∎

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

∎

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

∎	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

∎

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

∎

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

∎

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The partner in charge of the audit resulting in this independent auditor’s report is Hiroshi Nishida.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

July 31, 2023

Consolidated Statements of Financial Position

		(Millions of yen)
	Notes	As of March 31, 2023	As of March 31, 2022
Assets:
Cash and due from banks	7	2,193,775	1,451,153
Derivative financial instrument assets	8	137,156	95,072
Financial assets at fair value through profit or loss	9	475,260	480,027
Securities	10	46,998	36,999
Loans and other receivables	11	15,144,377	14,165,576
Equity method investments	13	129,892	128,987
Property and equipment	15	30,730	29,229
Other assets	16	667,093	541,677

Total assets		18,825,285	16,928,723

Liabilities:
Derivative financial instrument liabilities	8	825,233	557,350
Borrowings	17	8,513,677	7,554,208
Bonds payable	18	5,934,320	5,559,618
Financial guarantee contracts	19	75,514	65,229
Other liabilities	20, 21	246,889	129,458

Total liabilities		15,595,635	13,865,865

Equity:
Capital stock	22	2,108,800	2,023,800
Retained earnings		1,089,888	1,024,249
Other reserves	22	30,677	14,458
Non-controlling interests		283	350

Total equity		3,229,650	3,062,857

Total liabilities and equity		18,825,285	16,928,723

See Notes to Consolidated Financial Statements.

Consolidated Income Statements

		(Millions of yen)
	Notes	For the year ended March 31, 2023	For the year ended March 31, 2022
Interest income	24	576,869	186,336
Interest expense	24	334,401	137,173

Net interest income	24	242,467	49,163

Fee and commission income	25	12,848	18,374
Fee and commission expense	25	3,799	3,492
Net expense from derivative financial instruments	26	145,982	22,225
Net gain (loss) from financial assets at fair value through profit or loss	27	(12,160)	70,623
Net gain on derecognition of financial assets measured at amortized cost	28	558	9,125
Other income	29	30,787	26,409

Net non-interest income (expense)		(117,748)	98,814

Total operating income *[1]		124,719	147,977

Impairment losses (reversals) on financial assets	30	22,174	130,795

Net operating income *[2]		102,545	17,181

Operating expenses	31	24,540	21,846
Other expenses	29	4,315	668

Total operating expenses		28,855	22,515

Profits (losses) of equity method investments	13	(1,186)	4,133

Profit (loss) before income tax		72,503	(1,199)

Income tax expense	32	13	48

Net profit (loss)		72,490	(1,248)

Attributable to:
Shareholder of JBIC		72,557	(1,295)
Non-controlling interests		(66)	46

*[1]	Aggregate of “Net interest income” and “Net non-interest income (expense)”
*[2]	“Total operating income” less “Impairment losses (reversals) on financial assets”

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Net profit ( loss)	72,490	(1,248)

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit plans:
Remeasurement arising during the year	411	111

Total of items that will not be reclassified to profit or loss	411	111

Items that may be reclassified to profit or loss:
Exchange differences on translation of foreign operations:
Net gain arising during the year	16,582	7,405
Reclassification adjustments	(362)	(1,121)

Total of items that may be reclassified to profit or loss	16,219	6,283

Other comprehensive income (loss)	16,631	6,395

Total comprehensive income (loss)	89,121	5,146

Attributable to:
Shareholder of JBIC	89,188	5,099
Non-controlling interests	(66)	46

Consolidated Statements of Changes in Equity

		(Millions of yen)
		Attributable to shareholder of JBIC
				Other reserves
	Notes	Capital stock	Retained earnings	Remeasurment of defined benefit plans	Exchange differences on translation of foreign operations	Other reserves, Total	Sub Total
April 1, 2021		1,963,800	1,047,301	—	8,174	8,174	3,019,276

Net profit (loss)		—	(1,295)	—	—	—	(1,295)
Other comprehensive income (loss)		—	—	111	6,283	6,395	6,395

Total comprehensive income (loss)		—	(1,295)	111	6,283	6,395	5,099
Issuance of new shares	22	60,000	—	—	—	—	60,000
Payment to the National Treasury	23	—	(21,868)	—	—	—	(21,868)
Other	22	—	111	(111)	—	(111)	—

March 31, 2022		2,023,800	1,024,249	—	14,458	14,458	3,062,507

Net profit (loss)		—	72,557	—	—	—	72,557
Other comprehensive income (loss)		—	—	411	16,219	16,631	16,631

Total comprehensive income (loss)		—	72,557	411	16,219	16,631	89,188
Issuance of new shares	22	85,000	—	—	—	—	85,000
Payment to the National Treasury	23	—	(7,329)	—	—	—	(7,329)
Other	22	—	411	(411)	—	(411)	—

March 31, 2023		2,108,800	1,089,888	—	30,677	30,677	3,229,366

	Notes	Non - controlling interests	Total equity
April 1, 2021		318	3,019,594
Net profit (loss)		32	(1,263)
Other comprehensive income (loss)		—	6,395

Total comprehensive income (loss)		32	5,131
Issuance of new shares	22	—	60,000
Payment to the National Treasury	23	—	(21,868)
Other	22	—	—

March 31, 2022		350	3,062,857
Net profit (loss)		(66)	72,490
Other comprehensive income (loss)		—	16,631

Total comprehensive income (loss)		(66)	89,121
Issuance of new shares	22	—	85,000
Payment to the National Treasury	23	—	(7,329)
Other	22	—	—

March 31, 2023		283	3,229,650

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

		(Millions of yen)
	Notes	For the year ended March 31, 2023	For the year ended March 31, 2022
Cash flows from operating activities
Profit (loss) before income tax		72,503	(1,199)
Depreciation and amortization		3,932	3,510
Increase (decrease) in liability for retirement benefits		(553)	(204)
Net loss (gain) from financial assets at fair value through profit or loss		12,160	(70,623)
Losses (profits) from equity method investments		1,186	(4,133)
Net decrease (increase) in loans and other receivables		(978,801)	(1,031,737)
Net increase (decrease) in borrowings		959,468	902,887
Net decrease (increase) in deposits (excluding demand deposits)		(100,185)	(367,170)
Net change in derivative financial instrument assets and liabilities		225,797	436,037
Net increase (decrease) in financial guarantee contracts		10,285	1,266
Net increase (decrease) in bonds payable		374,701	529,618
Other		(33,682)	(592,874)

Net cash provided by (used in) operating activities		546,813	(194,622)

Cash flows from investing activities
Purchase of financial assets at fair value through profit or loss		(16,890)	(21,416)
Sale of financial assets at fair value through profit or loss		14,821	14,874
Purchase of securities		(10,000)	(6,400)
Purchase of equity method investments		(1,739)	(15,200)
Proceeds from return of equity method investments		6,661	11,489
Other		(4,221)	(8,147)

Net cash provided by (used in) investing activities		(11,368)	(24,801)

Cash flows from financing activities
Proceeds from issuance of new shares	22	85,000	60,000
Payment to non-controlling interests		—	(14)
Payment to the National Treasury	23	(7,329)	(21,868)
Other		(503)	(452)

Net cash provided by (used in) financing activities		77,166	37,663

Exchange difference on cash and cash equivalents		29,824	31,823

Net increase (decrease) in cash and cash equivalents		642,437	(149,936)

Cash and cash equivalents at the beginning of the year		1,083,983	1,233,919

Cash and cash equivalents at the end of the year	7	1,726,420	1,083,983

Net cash provided by (used in) operating activities includes the following:
Interest received		438,478	168,536
Interest paid		(260,885)	(127,230)

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Corporate Information

On April 1, 2012, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of the Japan Finance Corporation to establish the Japan Bank for International Cooperation (“JBIC”), a policy-based financial institution, wholly owned by the Japanese government according to the Japan Bank for International Cooperation Act (2011 Act No. 39, or “JBIC Act”). JBIC is a joint-stock corporation incorporated and domiciled in Japan with its headquarters registered at 4-1 Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan.

The consolidated financial statements for the year ended March 31, 2023 were authorized for issue by the board of directors on July 31, 2023.

The objective of JBIC and its subsidiaries (the “JBIC Group”) is to contribute to the sound development of Japan and the international economy and society by conducting financial operations in the following four fields, while supplementing the financial transactions of private sector financial institutions:

•	promoting the overseas development and securement of resources which are important for Japan;

•	maintaining and improving the international competitiveness of Japanese industries;

•	promoting the overseas business having the purpose of preserving the global environment, such as preventing global warming; and

•	preventing disruptions to international financial order or taking appropriate measures with respect to damage caused by such disruptions.

See Note 6 “Segment Information” for details on the JBIC Group’s major operations.

2. Basis of Preparation

The consolidated financial statements of the JBIC Group are prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements are prepared on a historical cost basis, except for certain financial instruments measured at fair value. The consolidated financial statements are presented in yen, the functional currency of JBIC. Unless otherwise stated, all amounts are rounded down by omitting figures less than one million and stated in millions of yen. As a result, the totals in yen do not necessarily agree with the sum of the individual amounts. Items less than one million yen or whose balance is nil are presented as “-”.

3. Significant Accounting Policies

A.	Basis of consolidation

i.	Subsidiaries

A subsidiary is an entity (including a structured entity) controlled by the JBIC Group. The JBIC Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Currently exercisable potential voting rights are taken into account in considering whether the JBIC Group has power over an entity. Even if the JBIC Group does not have voting rights in an investee, the JBIC Group determines that the investee is its subsidiary if, as a result of considering the scope of its decision-making rights over the investee, the rights held by other parties and other factors, the JBIC Group determines that another entity with decision-making rights is acting as an agent for the JBIC Group.

Inter-company transactions entered into with consolidated companies, the inter-company balance of receivables and payables and, if any, unrealized gains included in assets acquired as a result of transactions executed with consolidated companies are eliminated in consolidation. The JBIC Group consolidates a subsidiary from the date it obtains control over the subsidiary until the date JBIC ceases to control the subsidiary. If the JBIC Group ceases to control a consolidated subsidiary, it recognizes any investment retained in the former subsidiary at its fair value.

ii.	Associates and joint arrangements

An associate is an entity over which the JBIC Group has significant influence in respect of managerial decisions related to the financial and operating policies of the entity but does not have control or joint control of the entity. Indications, such as ownership interest or participation in decision-making bodies, are considered in determining the existence of significant influence.

Joint control is an arrangement that constitutes contractually-agreed sharing of control, which exists only when decisions about the activities that significantly affect the variable returns of the arrangement require the unanimous consent of the parties sharing control. The classification of a joint arrangement investment as a joint operation or a joint venture depends upon the rights and obligations of each investor to the arrangement. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities relating to the arrangement. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. JBIC does not have joint operation investments.

The JBIC Group’s investments in associates and joint ventures are accounted for using the equity method, except for the investments made through the Russia-Japan Investment Fund, L.P., a subsidiary of the JBIC Group, as explained below. Under the equity method, the investments in the associates and joint ventures are carried at cost in the consolidated statement of financial position and are adjusted for changes in the JBIC Group’s share of the net assets of the investees since their respective acquisition dates. The consolidated income statement reflects the JBIC Group’s share of the results of operations of the investees. Where there has been a change in the other comprehensive income of the associates and joint ventures, the JBIC Group recognizes its share of the change in other comprehensive income. The profits (losses) of equity method investments are shown on the face of the consolidated income statements and represent the profits (losses) attributable to the investors of the associates and the joint ventures.

Where there is a joint arrangement among investors, including the Russia-Japan Investment Fund, L.P., as an investor, and the investors have rights to the net assets of the arrangement, such investees are joint ventures of the JBIC Group. However, investments in such joint ventures through the Russia-Japan Investment Fund, L.P. are accounted for as financial assets at fair value through profit or loss (“FVPL”) and presented in “Financial assets at fair value through profit or loss” in the consolidated statement of financial position applying the exemption in IAS 28.

The consolidated financial statements of the JBIC Group include investments in associates and joint ventures for which the reporting date is different from that of JBIC because it is impracticable to change the reporting date of those associates and joint ventures to coincide with that of the JBIC Group in conjunction with other shareholders or for other reasons. The reporting date of certain associates and joint ventures included in the JBIC Group’s consolidated financial statements is December 31, and therefore adjustments are made for the effects of significant transactions or events which occurred during the period between the reporting dates.

The JBIC Group determines whether it is necessary to recognize impairment losses on its investments in associates and joint ventures. At each reporting date, the JBIC Group determines whether there is objective evidence that its investments in associates and joint ventures are impaired. If there is such evidence, the JBIC Group recognizes impairment losses for the differences between the recoverable amounts of investments in associates or joint ventures and their carrying values.

Upon loss of significant influence or joint control over the associates and the joint ventures, the JBIC Group measures and recognizes any retained investments at their fair values. Any differences between the carrying amounts of its investments in associates or joint ventures upon the loss of significant influence or joint control and total of the fair values of the retained investments and proceeds from disposal are recognized in profit or loss.

B.	Foreign currency translation

The consolidated financial statements of the JBIC Group are presented in yen, which is the functional currency of JBIC.

Transactions in foreign currencies are initially recorded in the functional currency using the exchange rate at the transaction date.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Any gains or losses arising from the foreign currency translation are recognized in profit or loss.

Non-monetary items measured at historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined, and any translation differences are recognized in other comprehensive income.

The assets and liabilities of foreign operations are translated into yen using the exchange rate at the reporting date. Income and expenses are translated into yen at the exchange rate (or the rate that approximates the exchange rate) at the transaction date. The exchange differences arising on translation are recognized in other comprehensive income.

C.	Financial assets

The JBIC Group classifies its financial assets into the following three categories: i. amortized cost, ii. financial assets at fair value through other comprehensive income (“FVOCI”), and iii. FVPL. The classification of financial instruments at initial recognition depends on the business model within which they are held and their contractual cash flow characteristics.

The JBIC Group has assessed business models based on facts and circumstances at a portfolio level. Factors that are considered in determining the business model include policies and objectives for the relevant portfolio, how the performance and risks of the portfolio are managed, evaluated and reported to management, and the level of sales activity.

The JBIC Group has assessed the contractual cash flow characteristics of financial assets with reference to whether the contractual cash flows are solely payments of principal and interest (“SPPI”). Principal is the fair value of the financial asset at initial recognition but this may change over the life of the instrument as amounts are repaid. Interest is defined as consideration for the time value of money and the credit risk associated with the principal amount outstanding during a particular period of time. It can also include consideration for other basic lending risks such as liquidity risk and costs such as administrative costs associated with holding the financial asset for a particular period of time, as well as a profit margin. In assessing whether the contractual cash flows meet the condition for SPPI, the JBIC Group considers the contractual terms that could change the contractual cash flows so that it would not meet the condition for SPPI, including leverage features, contingent events that would change the amount and timing of cash flows, contractual terms that limit the JBIC Group’s claim to cash flows from specified assets, and features that modify consideration of the time value of money.

The JBIC Group recognizes a financial asset in its consolidated statement of financial position when, and only when, the JBIC Group becomes a party to the contractual provisions of the financial instrument. The JBIC Group derecognizes a financial asset when contractual rights to cash flows from the financial asset expire, or it transfers substantially all the risks and rewards of ownership of the financial asset. In transactions in which substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the JBIC Group derecognizes a financial asset if control over that asset is not retained. If the terms of the financial asset are significantly modified, the existing financial asset is derecognized and a new asset is recognized, and difference in the respective carrying amounts is recognized in profit or loss.

Regular way purchases or sales of financial assets at amortized cost, FVOCI, and FVPL are recognized and derecognized using trade date accounting. Trade date accounting refers to the recognition of an asset to be received and the liability to pay for it on the trade date, derecognition of an asset that is sold, and recognition of a receivable from the buyer for payment on the trade date.

i.	Financial assets measured at amortized cost

Financial assets are measured at amortized cost if they are held within a business model whose objective is to hold the assets in order to collect contractual cash flows, and their contractual cash flows are SPPI. These financial assets are included in “Cash and due from banks,” “Securities,” “Loans and other receivables” and “Other assets” in the consolidated statement of financial position. They are initially recognized at fair value plus directly attributable transaction costs, and are subsequently measured at amortized cost using the effective interest method. Interest income on these financial assets is recognized in “Interest income” in the consolidated income statement using the effective interest method.

The JBIC Group engaged in a number of loan and borrowing transactions referencing LIBOR. If an interest rate benchmark used as the basis for determining the contractual cash flows is replaced, IFRS 9 requires entities to determine the effects on cash flows attributable to that change and consider whether to derecognize the financial instrument or to recognize any resulting gain or loss. The JBIC Group applies the reliefs provided in Interest Rate Benchmark Reform—Phase 2 from the fiscal year ended March 31, 2022. The reliefs permit a practical expedient to allow an entity to not recognize any modification gain or loss attributable to amendments to the contractual terms of the financial asset or financial liability if, and only if, the replacement of the interest rate benchmark is necessary as a direct consequence of interest rate benchmark reform and the new basis for determining the contractual cash flows is economically equivalent to the previous basis. The JBIC Group completed contract changes related to the replacement with alternative interest rates to the existing contracts for those transactions referencing LIBOR settings that ceased to be published at the end of December 2021 by that date. For the majority of transactions referencing U.S. dollar LIBOR settings that ceased to be published at the end of June 2023, the JBIC Group completed contract changes related to the replacement with alternative interest rates by that date. The JBIC Group has developed a policy on how to treat remaining transactions after the cessation of the relevant LIBOR reference rates, including referencing synthetic LIBOR settings.

ii.	Financial assets measured at fair value through other comprehensive income

Financial assets are measured at FVOCI if they are held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and their contractual cash flows are SPPI. They are initially recognized at fair value plus directly attributable transaction costs and are subsequently measured at fair value. Gains and losses arising from changes in the fair value of these financial assets are recognized in other comprehensive income, until they are derecognized. When they are derecognized, the cumulative gains or losses previously recognized in other comprehensive income are reclassified to profit or loss. However, interest income calculated using the effective interest method, foreign currency gains and losses, and impairment gains and losses are recognized in the consolidated income statement.

In addition, the JBIC Group has an option to make an irrevocable election, at initial recognition, for particular non-trading equity instruments that would otherwise be measured at FVPL, to present subsequent changes in fair value in other comprehensive income. They are initially recognized at fair value plus directly attributable transaction costs and are subsequently measured at fair value. Amounts presented in other comprehensive income shall not be subsequently reclassified to profit or loss. The JBIC Group does not make this designation.

As of March 31, 2023 and 2022, there were no financial assets measured at FVOCI.

iii.	Financial assets measured at fair value through profit or loss

Any financial assets that do not meet the criteria of amortized cost or FVOCI are classified as FVPL, unless an entity makes an irrevocable election for non-trading equity instruments to be measured at FVOCI. Derivatives are measured at FVPL and included in “Derivative financial instrument assets” in the consolidated statement of financial position. Financial assets measured at FVPL, other than derivatives, are included in “Financial assets at fair value through profit or loss” in the consolidated statement of financial position. Additionally, financial assets measured at amortized cost or FVOCI can be designated at initial recognition to be measured at FVPL in order to eliminate or significantly reduce an accounting mismatch. The JBIC Group does not make this designation.

Financial assets measured at FVPL are initially recognized at fair value with transaction costs being recognized in the consolidated income statement and are subsequently measured at fair value. Gains or losses arising from derivatives are included in “Net expense from derivative financial instruments”, “Other income” or “Other expenses” in the consolidated income statement. Gains or losses arising from financial assets measured at FVPL are included in “Net gain (loss) from financial assets at fair value through profit or loss” in the consolidated income statement.

D.	Financial liabilities

Financial liabilities are measured at fair value less directly attributable transaction costs at initial recognition and subsequently measured at amortized cost using the effective interest method, except for financial liabilities at FVPL and financial guarantee contracts. Amortization using the effective interest method and any gains or losses arising from the derecognition of a financial liability are recognized in profit or loss.

i.	Financial liabilities at fair value through profit or loss

Financial liabilities that the JBIC Group classifies as held for trading or designates as FVPL are classified as financial liabilities at FVPL.

a.	Financial liabilities classified as held for trading

In the JBIC Group, financial liabilities classified as held for trading only include derivatives and are included in “Derivative financial instrument liabilities” in the consolidated statement of financial position.

b.	Financial liabilities at fair value through profit or loss

Financial liabilities can be designated as financial liabilities at FVPL upon initial recognition, if they meet either of the following criteria:

(i)	a measurement or recognition inconsistency is eliminated or significantly reduced by the designation; or

(ii)	a group of financial liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy.

When the JBIC Group is required to separate an embedded derivative from its host contract but is unable to measure the embedded derivative separately either at acquisition or at a subsequent reporting date, the JBIC Group designates the entire hybrid contract as FVPL. Financial liabilities at FVPL are initially and subsequently measured at fair value for which changes in the liability’s credit risk from initial recognition are recognized in other comprehensive income. Transaction costs are recognized in profit or loss.

As of March 31, 2023 and 2022, there were no financial liabilities that had been designated as FVPL.

ii.	Financial guarantee contracts

A financial guarantee contract requires its issuer to reimburse the contract holder for a loss caused by a specific debtor’s failure to make payment on the due date pursuant to the original or modified terms of a debt instrument. Upon initial recognition, financial liabilities associated with financial guarantee contracts are measured at fair value. They are subsequently measured at the higher of (a) the amount of the loss allowance determined in accordance with IFRS 9 and (b) the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15 Revenue from Contracts with Customers.

E.	Offsetting financial instruments

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when, and only when, there is a currently enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

F.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair values of financial instruments traded in active markets are based on their quoted market prices. A financial instrument is regarded as quoted in an active market if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis, for example, quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, or pricing service. If an active market for a financial instrument is not available, the JBIC Group determines the fair value using valuation techniques, such as using recent arm’s-length market transactions between independent parties, discounted cash flow (“DCF”) analyses, and other valuation techniques commonly used by market participants.

See a detailed discussion in Note 35 “Fair Value of Financial Assets and Liabilities” and Note 36 “Fair Value Hierarchy.”

G.	Hedge accounting

The JBIC Group applies fair value hedge accounting and hedge accounting of net investments in foreign operations in order to reflect the effect of risk management activities on its consolidated financial statements.

i.	Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the consolidated income statement, together with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. If the hedge no longer meets the criteria for hedge accounting, the adjustments to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity and recorded as interest expense.

ii.	Net investment hedges in foreign operations

The effective portion of the gain or loss on the hedging instruments is recognized in other comprehensive income, whereas the ineffective portion of the gain or loss on the hedging instruments is recognized in “Net income (expense) from derivative financial instruments” in the consolidated income statement. The cumulative gain or loss recognized in other comprehensive income is recognized in the profit or loss on the disposal or partial disposal of the foreign operations.

iii.	Interest rate benchmark reform

The JBIC Group applies Interest Rate Benchmark Reform - Phase 1 from the fiscal year ended March 31, 2020. In applying hedge accounting, IFRS 9 requires an assessment in a forward-looking manner, and that there is an economic relationship between the hedged item and the hedging instrument. Pursuant to the Phase 1 amendments, the JBIC Group assumes that hedged items, hedging instruments and interest rate benchmark-based cash flows, which are the hedged risk, are not affected by interest rate benchmark reform.

The JBIC Group applies Interest Rate Benchmark Reform - Phase 2 from the fiscal year ended March 31, 2022. IFRS 9 requires entities to consider discontinuing hedge accounting if the designation of a hedging relationship is amended as a result of the replacement of an interest rate benchmark. Given that the replacement of interest rate benchmarks is a direct consequence of interest rate benchmark reform and the new basis for determining the contractual cash flows is economically equivalent to the previous basis, the JBIC Group completed amendments to its hedge documentation by the cessation of interest rate benchmarks and considered that these amendments would not result in the discontinuation of hedge accounting.

H.	Impairment of financial assets

IFRS 9 applies the expected credit loss (“ECL”) model, which is a model for the recognition of impairment losses. The impairment requirements apply to financial assets measured at amortized cost, and FVOCI debt instruments, certain loan commitments and financial guarantee contracts. Under the ECL model, an entity is required to account for expected credit losses from initial recognition of financial instruments and to recognize full lifetime expected losses on a timely basis.

IFRS 9 outlines a “three-stage” model for impairment based on changes in credit quality since initial recognition. A financial asset that is not credit-impaired on initial recognition is classified in “Stage 1” and has its credit risk continuously monitored by the JBIC Group. If a significant increase in credit risk since initial recognition is identified, the financial asset is moved to “Stage 2” but is not yet deemed to be credit-impaired. If the financial asset is credit-impaired, the financial asset is then moved to “Stage 3.” ECL of financial assets in Stage 1 is measured at an amount equal to the portion of lifetime expected credit losses that result from default events possible within the next 12 months. ECL of financial assets in Stages 2 or 3 is measured based on expected credit losses on a lifetime basis. A pervasive concept in measuring ECL in accordance with IFRS 9 is that it should consider forward looking information.

The assessment of significant increases in credit risk and the measurement of ECL are performed on an individual financial instrument basis. The JBIC Group considers asset type, credit risk ratings, collateral collectibility, past-due status and other relevant characteristics of financial instruments and assesses whether there have been significant increases in credit risk on an individual financial instrument basis.

The JBIC Group determines whether there has been a significant increase in credit risk by comparing the risk of a default occurring on a financial instrument at the reporting date with that at the date of initial recognition, based on quantitative and qualitative assessments. As for the quantitative assessment, the JBIC Group measures whether the probability of default (“PD”) has increased since initial recognition. A significant increase in credit risk is recognized if the increase of PD exceeds the threshold defined by the JBIC Group. In addition, if a borrower has been downgraded to a certain degree, reflecting an increase in its PD, the assessment of whether there has been a significant increase in credit risk is performed for such a borrower. A borrower’s grade is determined under the JBIC Group’s internal credit rating system. As for the qualitative assessment, the JBIC Group evaluates credit risk characteristics in accordance with the JBIC Group’s credit risk management practices and takes them into consideration for determining whether there has been a significant increase in credit risk. A backstop is applied, and a financial asset is considered to have experienced a significant increase in credit risk if the borrower is more than 30 days past due on its contractual payments.

A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. The criteria that the JBIC Group uses to determine that a financial asset is credit-impaired include:

(i)	significant financial difficulty of the issuer or borrower;

(ii)	a breach of contract, such as a default or past due event;

(iii)	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

(iv)	it becoming probable that the borrower will enter into bankruptcy or other financial reorganization;

(v)	the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)	the purchase or origination of a financial asset at a deep discount that reflects the incurred credit losses.

A quantitative criterion that the borrower is more than 90 days past due on its contractual payments is also applied.

The JBIC Group’s definition of “default” of a financial asset is consistent with the definition of credit-impaired described above that is used for ECL recognition and measurement and is also consistent with that used for internal credit risk management purposes. The JBIC Group manages credit risk with the internal credit rating system, whereby loans to substandard borrowers, potentially bankrupt borrowers, substantially bankrupt borrowers and bankrupt borrowers are defined as default for the purpose of the ECL model.

If the contractual cash flows on a financial asset have been renegotiated or modified, but the financial asset is not derecognized because the modification is not considered to be substantial, the JBIC Group assesses whether there has been a significant increase in the credit risk of the modified asset at the reporting date. Specifically, a risk of default of the modified asset is assessed by comparing with the risk under the original terms at initial recognition. In addition, the JBIC Group monitors the subsequent performance of modified assets, in particular for those that have been moved from Stage 3 or Stage 2 to Stage 1 as a result of being determined that the credit risk has significantly improved after restructuring. For such assets, the JBIC Group continues to monitor if there is a subsequent significant increase in credit risk using specific models for modified assets.

The JBIC Group measures ECL of a financial asset in a way that reflects an unbiased and probability-weighted amount, the time value of money, and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions.

ECL is measured on either a 12-month or lifetime basis depending on whether a significant increase in credit risk has occurred since initial recognition or whether an asset is considered to be credit-impaired. The ECL models have been built by using PD, loss given default (“LGD”) and exposure at default (“EAD”). For financial assets at Stage 1 and Stage 2, the JBIC Group uses 12-month PDs and lifetime PDs developed to measure 12-month ECL and lifetime ECL, respectively, and considers forward looking macro-economic information. For financial assets at Stage 3, the JBIC Group applies the DCF method for individually significant impaired financial assets.

To incorporate forward looking information into the ECL models, an approach based on multiple scenarios is introduced. In this approach, three scenarios (upside, downside, and base scenarios) are modelled to ensure an unbiased ECL calculation. Under each scenario, the relationship between credit losses and macroeconomic factors such as world gross domestic product (“GDP”) growth rates and West Texas Intermediate Crude Oil Prices (“WTI”) growth rates are analyzed. The analysis is based on statistical calculations by using historical data and forecasts. The outcomes are utilized for ECL calculation on a probability-weighted basis.

The DCF method is used to measure ECL, which is the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. If financial assets have a variable interest rate, the discount rate for measuring any impairment loss is the effective interest rate determined under the contract for the current period. The estimated future cash flows are individually calculated taking into account factors including historical loss information, the appropriateness of the borrower’s business plan or operational improvement plan, the status of progress of its plan, the overall support from financial institutions, and the realizable value of any collateral held.

ECL is recognized through allowance accounts. Changes in the carrying amount of the allowance accounts are recognized as impairment gain or loss in “Impairment losses (reversals) on financial assets” in the consolidated income statement.

The JBIC Group writes off financial assets, in whole or in part, when it has implemented all practical recovery efforts and has concluded that there is no reasonable expectation of recovery after any collateral is foreclosed and the amount of the loss has been determined. Those assets primarily include loans for borrowers that have been legally or formally declared bankrupt and borrowers that may not have been legally or formally declared bankrupt but are essentially bankrupt.

The measurement of ECL allowance for financial instruments is an area that requires the use of complex models and significant assumptions about future economic conditions and credit behavior. Management estimates and judgments may change from time to time as the economic environment changes or new information becomes available. Changes in these estimates and judgments may have a direct impact on impairment charges. For further information about estimates and assumptions for ECL models, refer to Note 4 “Significant Accounting Judgements, Estimates, and Assumptions.”

I.	Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses. The cost of an item of property and equipment includes costs directly attributable to the acquisition of the item.

Depreciation is generally calculated on a straight-line basis over the estimated useful lives of the assets as follows:

•	Buildings (including leasehold improvements): 3 to 50 years

•	Other: 2 to 35 years

An item of property and equipment and any significant part thereof initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset, which is calculated as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss when the asset is derecognized.

The residual values, useful lives, and methods of depreciation of property and equipment are reviewed at each reporting date and adjusted prospectively, if appropriate.

J.	Leases

Lease transactions entered into by the JBIC Group as a lessee primarily consist of rental offices. The lease liabilities are initially recognized at the discounted present value of the remaining lease payments in the lease term at the commencement date of the lease and are subsequently measured at amortized cost using the effective interest method. The lease liabilities are included in “Other liabilities” in the consolidated statement of financial position. The discount rate used to calculate the discounted present value is the lessor’s interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the JBIC Group’s incremental borrowing rate is used.

The right-of-use assets are initially recognized at the amount of the initial measurement of the lease liabilities, plus any lease payments made at or before the commencement date, an estimate of costs to be incurred in, for example, restoring the underlying asset, and any initial direct costs. The right-of-use assets are subsequently measured at cost, less any accumulated depreciation and any accumulated impairment losses, and are included in “Other assets” in the consolidated statement of financial position.

The JBIC Group does not enter into lease transactions as a lessor.

K.	Impairment of non-financial assets

The JBIC Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, an impairment test is performed. When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset is written down to its recoverable amount and an impairment loss is recognized.

L.	Post-employment benefits

JBIC has defined benefit plans and defined contribution plans to secure funds to pay employees’ retirement benefits.

i.	Defined benefit plans

JBIC determines the present value of its defined benefit obligations and the related current and past service costs for each plan using the projected unit credit method. Remeasurements of defined benefit plans are recognized in full in other comprehensive income in the year incurred, and immediately transferred to retained earnings. Past service costs are recognized in full in the year incurred.

The liability for retirement benefits is the present value of the defined benefit obligation less the fair value of the plan assets (the present value is determined using a discount rate based on market yields on high-quality corporate bonds. See the detailed discussion in Note 21 “Employee Benefits”). The plan assets comprise assets held by a long-term employee benefit fund and qualifying insurance policies. The plan assets are not used to repay JBIC’s creditors and are not returned to JBIC, except under certain circumstances. The fair value of the plan assets is based on market price information. The recognition of the net defined benefit asset is limited to the total amount of the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan.

ii.	Defined contribution plans

JBIC recognizes contributions to the defined contribution plans as expenses in the periods in which employees render the related services.

M.	Taxes

JBIC is a nontaxable entity according to Paragraph 2, Item 5 of the Corporate Tax Act of Japan (Act No. 34, 1965) and has no obligation to pay corporate taxes. JBIC IG Partners, a subsidiary of the JBIC Group, is a taxable entity and has an obligation to pay corporate taxes as applicable under relevant laws. The Russia-Japan Investment Fund, L.P. is a tax-exempt limited partnership established under Cayman Islands laws and has no obligation to pay corporate taxes.

N.	Interest income and interest expense

Interest income and expense for all financial instruments, except for financial assets and financial liabilities at FVPL, is recognized in “Interest income” and “Interest expense” using the effective interest rate method. For financial assets, the interest rate is applied to the gross carrying amount of financial assets, except for:

a.	Purchased or originated credit-impaired (“POCI”) financial assets, for which the original credit-adjusted effective interest rate is applied to their amortized cost.

b.

Financial assets that are not POCI but have subsequently become credit-impaired or Stage 3, for which interest income is calculated by applying the effective interest rate to their amortized cost (i.e. net of the expected credit loss provision).

The effective interest rate method is a method for calculating the amortized cost of a financial asset or a financial liability (or a group of financial assets or financial liabilities) and allocating the interest income or interest expense over the relevant period.

O.	Fee and commission income

Fee and commission income is mainly attributable to guarantee income arising from financial guarantee contracts. Guarantee income is recognized over the time period stipulated in the relevant contract.

P.	Fee and commission expense

Fee and commission expense is mainly attributable to outsourcing expenses. Outsourcing expenses are recognized as the services are rendered on an accrual basis in accordance with the terms of the relevant agreement.

Q.	Net income (expense) from derivative financial instruments

Net income (expense) from derivative financial instruments comprises gains and losses arising from changes in the fair values of derivatives and interests on these derivatives, except for gains or losses arising from the foreign currency translation of notional amounts of the currency swap contracts by using the exchange rate at the reporting date. This account also includes adjustments of the carrying amounts of hedged items under fair value hedge.

R.	Net gain (loss) from financial assets at fair value through profit or loss

Net gain (loss) from financial assets at fair value through profit or loss includes all gains and losses arising from changes in the fair value of these financial assets and sales of such assets, as well as interest and dividend income, and upfront and commitment fee on these financial assets.

S.	Net gain (loss) on derecognition of financial assets measured at amortized cost

Net gain (loss) on derecognition of financial assets measured at amortized cost comprises gains or losses on the sale, redemption or other events which resulted in the derecognition of financial assets measured at amortized cost.

T.	Cash and cash equivalents

Cash and cash equivalents as stated in the consolidated statement of cash flows consist of cash on hand and demand deposits included in “Cash and due from banks” in the consolidated statement of financial position.

4. Significant Accounting Judgments, Estimates, and Assumptions

The preparation of the consolidated financial statements requires the JBIC Group to make judgments, estimates, and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities, and the disclosure of contingent liabilities, at the reporting date.

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next fiscal year, are described below. The JBIC Group based its key assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the JBIC Group. Such changes are reflected in the assumptions when they occur.

Fair value of financial instruments

Where the fair value of financial assets and financial liabilities cannot be measured based on quoted prices in active markets, their fair value is determined using valuation techniques including DCF models. The JBIC Group uses its judgment in selecting valuation techniques and the inputs to these models are derived from observable markets, where possible. However, inputs that are not derived from observable markets are used for the estimation of the fair value for some financial instruments based on the JBIC Group’s estimates and judgments.

The JBIC Group’s estimates and judgments are continually evaluated and updated in line with market conditions, and these changes could directly affect the fair values of these financial instruments.

See a detailed discussion in Note 35 “Fair Value of Financial Assets and Liabilities” and Note 36 “Fair Value Hierarchy.”

Expected Credit Losses

ECL represents the JBIC Group’s estimates of expected credit losses on financial instruments subject to impairment at the reporting date. The JBIC Group is required to exercise judgment in making assumptions and estimates.

Judgments in making assumptions and estimates made by the JBIC Group’s include:

•	Self-assessment of the quality of loans and other receivables, including the future prospects of borrowers’ financial condition and repayment abilities used in the borrowers’ category determination;

•	Future cash flows used in the DCF method for the impaired loans and other receivables assessed individually classified as Stage 3;

•

Selection of forward looking macro-economic indicators and the approach to making adjustments based on statistical calculations using historical data and forecasts to incorporate forward looking information in the ECL measurement of loans and other receivables classified as Stage 1 or Stage 2.

The JBIC Group’s estimates and judgments are continually evaluated and updated in response to changes in the economic environment and in the light of new information. These changes could lead to a revision of the amount of impairment losses.

ECL is disclosed in more detail in Note 11 “Loans and Other Receivables,” Note 19 “Financial Guarantee Contracts” and Note 30 “Impairment Losses (Reversals) on Financial Assets.” Credit risk is described in more detail in Note 38 “Maximum Exposure to Credit Risk”, Note 39 “Collateral”, Note 40 “Concentration of Credit Risk” and Note 41 “Exercise of Rights to Obtain Collateral or Other Credit Enhancements.”

The prolonged situation of COVID-19 is causing economic impacts on borrowers’ countries or regions as well as financial impacts on individual borrowers. The borrowers’ category is determined in consideration of currently available information that may affect estimates, including the international situation relating to the ongoing Russian invasion of Ukraine. While the effects of the prolonged situation of COVID-19 vary across countries and are subject to uncertainty related to the degree of vaccine roll-out and the development in policy-based support, uncertainty over the effects of COVID-19 is declining. The JBIC Group currently estimates risk parameters (PD, LGD and EAD) and measures ECL based on the World Economic Outlook released by the International Monetary Fund (“IMF”) that the global economy is expected to continue to grow to a certain extent in 2023.

With respect to the international situation related to Russia and Ukraine, while the national governments, including the Government of Japan, have taken various measures, such as economic sanctions against Russia, the effects of the global situations of Russia and Ukraine are reflected in the ECL in the fiscal year ended March 31, 2023 by assessing in detail the effects of such measures on the business of, or the performance of obligations by, Russia-related borrowers in the process of the borrowers’ category determination and in assessing the effects on credit risk individually.

As the future outlook of these events is uncertain, the situation of COVID-19 or its economic impacts may differ significantly from the assumptions above, or the expansion of the scope, or extension, of economic sanctions and other developments in the international situation related to Russia and Ukraine may have direct and indirect effects on the borrowers’ category. In such a case, the ECL as of the end of the fiscal year ending March 31, 2024 may change.

The amount of ECL as of March 31, 2023 is the current best estimate. However, given a high estimation uncertainty related to other factors in addition to the prolonged situation of COVID-19 and the international situation related to Russia and Ukraine, there is a risk that the borrowers’ results of operations, financial position or other items may change more than what was assumed at the time of estimation and such changes may have a significant effect on the consolidated financial statements for the next fiscal year.

Post-employment benefits

The present value of defined benefit obligations and related costs are determined using actuarial valuations. An actuarial valuation involves making various assumptions, which may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates, and future pension increases. Due to the complexity of the valuation, the underlying assumptions, and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

In determining the appropriate discount rate, the JBIC Group considers the market yield of high-quality corporate bonds in the respective currency, with extrapolated maturities corresponding to the expected duration of the defined benefit obligation.

See Note 21 “Employee Benefits” for further details about the assumptions used.

5. Standards Issued but Not Yet Effective

Early application of standards and interpretations

The JBIC Group has not applied any standards early.

Standards and interpretations issued but not yet applied

The following is a listing of standards and interpretations issued but not yet applied by the JBIC Group as of the date of the issuance of the consolidated financial statements. The JBIC Group intends to apply the standards and interpretations from the date they become effective.

IFRS 17 Insurance Contracts

IFRS 17 Insurance Contracts replaces IFRS 4 and sets out new principles for the recognition, measurement, presentation and disclosure of insurance contracts. IFRS 4 allowed entities to account for insurance contracts using national accounting standards, resulting in a variety of different accounting practices. IFRS 17 requires that all insurance contracts be accounted for in a consistent manner. In principle, insurance contracts are required to be measured at the total of the fulfilment cash flows and the contractual service margin and are required to be remeasured at the end of each reporting period.

As of the date of the issuance of the consolidated financial statements, the JBIC Group expects that the application of these changes has no effect on JBIC’s consolidated financial statements.

IFRS 17 is effective for fiscal years beginning on or after January 1, 2023.

6. Segment Information

The JBIC Group’s operating segments are those for which discrete financial information is available, and whose operating results are regularly reviewed by the JBIC Group’s management. Figures reported to management, including those used for purposes of budget management and performance evaluation, are prepared under Japanese GAAP. Therefore, Japanese GAAP-based figures are reported in operating segments. For business operations defined under the Act on Japan Bank for International Cooperation and other acts, the JBIC Group has two reporting segments: “Ordinary Operations” account and “Special Operations” account. Accounting operations are separately carried out for respective accounts.

The Special Operations account includes the businesses that offer financing services such as lending to overseas infrastructure business projects that have risks but generate a sufficient level of expected return. The Ordinary Operations account covers the businesses that are not included in the Special Operations account. The Ordinary Operations account also includes the investment business of the subsidiaries.

The reconciliation tables show differences between the amounts reported in the reportable segments and those reported in the IFRS-based consolidated financial statements.

A.	Reportable segment information

	(Millions of yen)
	For the year ended March 31, 2023
	Ordinary Operations	Special Operations	Sub-total for reportable segments	Adjustments *	Amount reported in the Japanese GAAP-based consolidated financial statements
Ordinary income
Ordinary income from customers	657,719	2,234	659,954	(30)	659,923
Intersegment ordinary income	62	—	62	(62)	—

Total	657,782	2,234	660,016	(93)	659,923

Segment profit	155,621	964	156,585	—	156,585
Segment assets	19,826,521	331,398	20,157,920	(37)	20,157,883
Segment liabilities	17,202,608	5,917	17,208,526	(37)	17,208,488

Other items
Depreciation and amortization	3,445	—	3,445	—	3,445
Interest income	568,495	2,071	570,567	—	570,567
Interest expense	459,290	731	460,022	—	460,022
Profits of equity method investments	2,058	—	2,058	—	2,058
Impairment losses on equity and other securities	3,486	—	3,486	—	3,486
Extraordinary income	13	—	13	—	13
Gain on disposal of noncurrent assets	13	—	13	—	13
Extraordinary loss	—	—	—	—	—
Loss on disposal of noncurrent assets	—	—	—	—	—
Income tax expenses	13	—	13	—	13
Equity method investments	44,298	—	44,298	—	44,298
Increase in property, equipment and intangible assets	4,240	—	4,240	—	4,240
Reversal of allowance for loan losses	19,194	158	19,352	—	19,352

*	The “Adjustments” above represent elimination of intersegment transactions.
*	Adjustments to ordinary income from customers, which are ¥30 million, represent reclassification.

	(Millions of yen)
	For the year ended March 31, 2022
	Ordinary Operations	Special Operations	Sub-total for reportable segments	Adjustments *	Amount reported in the Japanese GAAP-based consolidated financial statements
Ordinary income
Ordinary income from customers	312,965	1,896	314,862	(1,381)	313,480
Intersegment ordinary income	52	—	52	(52)	—

Total	313,018	1,896	314,914	(1,433)	313,480

Segment profit	17,153	145	17,299	—	17,299
Segment assets	18,109,423	320,046	18,429,469	(39)	18,429,429
Segment liabilities	15,520,239	6,262	15,526,502	(39)	15,526,462

Other items
Depreciation and amortization	3,067	—	3,067	—	3,067
Interest income	226,708	1,809	228,518	(545)	227,973
Interest expense	135,362	545	135,908	(545)	135,363
Profits of equity method investments	1,483	—	1,483	—	1,483
Impairment losses on equity and other securities	2,526	—	2,526	—	2,526
Extraordinary income	4	—	4	—	4
Gain on disposal of noncurrent assets	4	—	4	—	4
Extraordinary loss	0	—	0	—	0
Loss on disposal of noncurrent assets	0	—	0	—	0
Income tax expenses	48	—	48	—	48
Equity method investments	33,754	—	33,754	—	33,754
Increase in property, equipment and intangible assets	8,148	—	8,148	—	8,148
Reversal of allowance for loan losses	—	83	83	(83)	—
Provision of allowance for loan losses	131,076	—	131,076	(83)	130,992

*	The “Adjustments” above represent elimination of intersegment transactions.
*	Adjustments to ordinary income from customers, which are ¥1,381 million, represent reclassification.

B.	Reconciliation of reportable segment information to consolidated statement of financial position and consolidated income statement

Reconciliation of ordinary income

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Ordinary income under Japanese GAAP	659,923	313,480
Interest income	6,860	(37,355)
Fees and commission income	(9,898)	(7,463)
Net gain (loss) from financial assets at fair value through profit or loss	(2,643)	43,365
Net income (expense) from derivative financial instruments *[2]	(6,674)	—
Net gain on derecognition of financial assets measured at amortized cost	—	9,125
Impairment losses (reversals) on financial assets *[3]	(19,352)	(3,990)
Profits (losses) of equity method investments	(2,058)	—
Others	(5,092)	(2,158)

Ordinary income under IFRS *[1]	621,063	315,003

Reconciliation of net profit attributable to shareholder of JBIC

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Segment profit under Japanese GAAP	156,585	17,299
Interest income	10,007	13,772
Fees and commission income	(9,762)	(7,463)
Net income (expense) from derivative financial instruments *[2]	(24,780)	(73,038)
Net gain (loss) from financial assets at fair value through profit or loss	(11,793)	45,899
Net gain on derecognition of financial assets measured at amortized cost	—	9,125
Impairment losses (reversals) on financial assets *[3]	(41,526)	(3,793)
Other expenses	1,345	1,009
Others	(7,519)	(4,106)

Net profit (loss) attributable to shareholder of JBIC under IFRS	72,557	(1,295)

Reconciliation of assets

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Segment assets under Japanese GAAP	20,157,883	18,429,429
Derivative financial instrument assets *[4]	105,869	74,801
Financial assets at fair value through profit or loss	24,691	26,317
Securities	1,376	—
Loans and other receivables *[5]	(1,485,770)	(1,619,400)
Equity method investments	19,326	15,451
Others	1,908	2,123

Total assets under IFRS	18,825,285	16,928,723

Reconciliation of liabilities

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Segment liabilities under Japanese GAAP	17,208,488	15,526,462
Derivative financial instrument liabilities *[4]	105,869	74,801
Bonds payable	(257,435)	(75,365)
Financial guarantee contracts *[5]	(1,474,192)	(1,677,891)
Other liabilities	12,905	17,858

Total liabilities under IFRS	15,595,635	13,865,865

Reconciliation of interest income

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Interest income under Japanese GAAP	570,567	227,973
Derivative financial instrument assets	—	(51,128)
Loans and other receivables	9,324	15,900
Financial assets at fair value through profit or loss	(3,705)	(6,964)
Others	683	556

Interest income under IFRS	576,869	186,336

Reconciliation of interest expense

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Interest expense under Japanese GAAP	460,022	135,363
Derivative financial instrument liabilities	(127,876)	—
Others	2,255	1,810

Interest expense under IFRS	334,401	137,173

Reconciliation of equity method investments

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Equity method investments under Japanese GAAP	44,298	33,754
Difference in the scope of the equity method	85,594	95,233

Equity method investments under IFRS	129,892	128,987

Reconciliation of impairment losses (reversals) on financial assets

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Provision (reversal) of allowance for loan losses under Japanese GAAP	(19,352)	130,992
Securities	—	—
Loans and other receivables *[3]	26,022	(6,981)
Financial guarantee contracts	15,503	6,784

Impairment losses (reversals) on financial assets under IFRS	22,174	130,795

*[1]

“Ordinary income under IFRS” is an aggregate of “Interest income,” “Fee and commission income,” “Net gain from financial assets at fair value through profit or loss,” “Net gain on derecognition of financial assets measured at amortized cost,” “Other income,” “Impairment reversals on financial assets,” and “Profits (losses) of equity method investments” reported in the consolidated income statement.

*[2]	This primarily represents an impact of reversing “Deferred gains (losses) on hedges” recognized as a result of applying hedge accounting under Japanese GAAP.

*[3]	This primarily represents a difference between “Provision of allowance for loan losses” under Japanese GAAP and “Impairment losses (reversals) on financial assets” under IFRS.

*[4]

This primarily represents a difference in presentation of derivative financial instrument assets and derivative financial instrument liabilities between a net basis under Japanese GAAP and a gross basis under IFRS.

*[5]	This primarily represents a difference between the amounts of financial guarantee contracts recognized under Japanese GAAP and those recognized under IFRS.

C.	Information about geographical areas

i.	Interest income*

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Japan	169,344	26,022
Asia and Oceania (excluding Japan)	168,561	74,362
Europe, the Middle East, and Africa	136,115	56,214
North America and Latin America	102,847	29,735
Other *	—	1

Total interest income in the consolidated income statement	576,869	186,336

*	The above information is based on the locations of customers.
*	“Other” includes interest income from international organizations.

ii.	Noncurrent assets

Noncurrent assets mainly consist of property and equipment. The majority of the noncurrent assets on the consolidated statement of financial position are located in Japan and hence, further information is not presented.

D.	Information about major customers

There are no transactions with a single external customer resulting in more than 10% of ordinary income.

7. Cash and Due from Banks

Cash and due from banks as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Cash and due from banks
Due from banks	2,193,775	1,451,153

Total cash and due from banks	2,193,775	1,451,153

Cash and cash equivalents in the consolidated statement of cash flows reconcile to cash and due from banks in the consolidated statement of financial position as of March 31, 2023 and 2022, respectively, as follows:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Cash and due from banks	2,193,775	1,451,153
Due from banks (excluding demand deposits)	(467,355)	(367,170)

Cash and cash equivalents	1,726,420	1,083,983

8. Derivative Financial Instrument Assets and Liabilities

Derivative financial instrument assets and derivative financial instrument liabilities as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023
	Notional amounts	Derivative financial instrument assets	Derivative financial instrument liabilities
Interest rate-related transactions
Interest rate swaps	6,548,599	26,812	375,702
Currency-related transactions
Currency swaps	4,329,610	110,332	449,531
Forward foreign exchange contracts	5,541	12	—

Total	—	137,156	825,233

	(Millions of yen)
	As of March 31, 2022
	Notional amounts	Derivative financial instrument assets	Derivative financial instrument liabilities
Interest rate-related transactions
Interest rate swaps	6,205,113	36,062	125,363
Currency-related transactions
Currency swaps	4,194,367	58,441	431,986
Forward foreign exchange contracts	36,728	568	—

Total	—	95,072	557,350

Hedge Accounting

i.	Fair value hedge

The JBIC Group issues long-term fixed rate bonds and therefore is exposed to changes in fair value due to movements in market interest rates. The JBIC Group manages this risk exposure by entering into pay floating/receive fixed interest rate swaps. For more information about the benchmark interest rates to which the JBIC Group’s hedging relationships are exposed, see “Interest Rate Benchmark Reform” in this note.

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. The JBIC Group enters into hedge relationships where the critical terms of the hedging instrument match exactly with the terms of the hedged item, and therefore a qualitative assessment of effectiveness is performed. If changes in circumstances affect the terms of the hedged item such that the critical terms no longer match exactly with the critical terms of the hedging instrument, the JBIC Group uses the hypothetical derivative method to assess effectiveness.

The JBIC Group establishes the hedging ratio by matching the notional of the derivatives with the principal of the portfolio being hedged. Possible sources of ineffectiveness are as follows:

a.	the JBIC Group or counterparty credit risk which impacts the fair value of interest rate swaps; and

b.	tenor differences between the hedging instruments and the hedged items.

The JBIC Group held the following interest rate swaps to hedge its interest rate risk on bonds payable as of March 31, 2023 and 2022.

	(Millions of yen)
	As of March 31, 2023
	Currency	Notional amounts	Maturity
Interest rate swap	USD	3,905,752	May 2023 to April 2031
	EUR	72,860	June 2029
	GBP	41,390	July 2026
	Total	4,020,002

	(Millions of yen)
	As of March 31, 2022
	Currency	Notional amounts	Maturity
Interest rate swap	USD	3,243,335	October 2022 to April 2031
	GBP	40,222	July 2026
	Total	3,283,557

The amounts related to items designated as hedging instruments were as follows.

	(Millions of yen)
	As of March 31, 2023
		Notional amounts	Carrying amount of hedging instruments		Line item in the statement of financial position
	Currency		Assets	Liabilities
Interest rate swap	USD	3,905,752	—	239,177	Derivative financial instrument liabilities
	EUR	72,860	—	6,107	Derivative financial instrument liabilities
	GBP	41,390	—	5,198	Derivative financial instrument liabilities
	Total	4,020,002	—	250,483

	Hedge ineffectiveness
	Currency	Change in fair value of hedging instruments for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness
Interest rate swap	USD	(171,259)	(505)	Net income (expense) from derivative financial instruments
	EUR	(6,107)	(1,679)	Net income (expense) from derivative financial instruments
	GBP	(2,207)	(1)	Net income (expense) from derivative financial instruments
	Total	(179,573)	(2,186)

	(Millions of yen)
	As of March 31, 2022
		Notional amounts	Carrying amount of hedging instruments		Line item in the statement of financial position
	Currency		Assets	Liabilities
Interest rate swap	USD	3,243,335	—	67,918	Derivative financial instrument assets
	GBP	40,222	—	2,990	Derivative financial instrument liabilities
	Total	3,283,557	—	70,909

	Hedge ineffectiveness
	Currency	Change in fair value of hedging instruments for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness
Interest rate swap	USD	(137,955)	(92)	Net income (expense) from derivative financial instruments
	GBP	(2,259)	—	Net income (expense) from derivative financial instruments
	Total	(140,215)	(92)

The amounts related to items designated as hedged items were as follows.

	(Millions of yen)
	As of March 31, 2023
	Carrying amount of hedged items		Accumulated amount of fair value		Line item in the statement of financial position	Change in fair value of hedged item for ineffectiveness assessment
	Assets	Liabilities	Assets	Liabilities
Bonds payable in USD	—	3,683,541	239,480	—	Bonds payable	(171,764)
Bonds payable in EUR	—	138,674	7,786	—	Bonds payable	(7,786)
Bonds payable in GBP	—	36,229	5,199	—	Bonds payable	(2,209)

Total	—	3,858,446	252,467	—		(181,760)

	(Millions of yen)
	As of March 31, 2022
	Carrying amount of hedged items		Accumulated amount of fair value		Line item in the statement of financial position	Change in fair value of hedged item for ineffectiveness assessment
	Assets	Liabilities	Assets	Liabilities
Bonds payable in USD	—	3,186,192	67,716	—	Bonds payable	(137,863)
Bonds payable in GBP	—	37,250	2,990	—	Bonds payable	(2,259)

Total	—	3,223,443	70,706	—		(140,122)

Interest Rate Benchmark Reform

The replacement with alternative interest rates is continuing, giving rise to uncertainties about interest rate benchmark-based cash flows of hedged items or of hedging instruments. The JBIC Group adopted the Phase 2 amendments from April 1, 2021. The Phase 2 amendments complement the “Interest Rate Benchmark Reform - Phase 1: Amendments to IFRS 9, IAS 39 and IFRS 7” published in 2019 and provide relief from applying specific requirements when the basis for determining the contractual cash flows or hedging relationships changes as a result of interest rate benchmark reform. The reliefs are intended to permit the use of a practical expedient for the effective interest rate method and the continuation of hedge accounting when interest rate benchmarks are replaced as a result of interest rate benchmark reform.

The JBIC Group engages in a number of loans, borrowings and derivatives transactions that reference LIBOR. In response to the permanent cessation of LIBOR, reference rates for these financial instruments are replaced, which may have an impact on elements such as profitability, liquidity, and fair value.

The JBIC Group has developed an internal policy on changes to contractual interest rates of financial instruments and is amending applicable contracts for replacement with alternative interest rates. The JBIC Group has modified its systems and is establishing a post-transition structure in order to engage in transactions for financial instruments referencing risk-free rates.

With respect to the JBIC Group’s fair value hedges where interest-linked derivatives are designated as hedging instruments, the JBIC Group has monitored technical guidance issued by, and the progress of considerations made by, national authorities and industry associations in relation to the U.S. dollar and GBP LIBOR rates as they are significant interest rate benchmarks affecting hedging relationships. Regarding the two LIBOR rates above, the JBIC Group has recognized when the rates will no longer be representative (June 2023 and December 2021 for U.S. dollar LIBOR and GBP LIBOR, respectively) and the alternative reference rates announced by the respective national authorities. The actions taken by the JBIC Group included adherence to the IBOR Fallbacks Protocol published by the International Swaps and Derivatives Association, Inc. The JBIC Group has been taking actions to prepare for the transition, and has completed the replacement of GBP LIBOR, which lost its representativeness at the end of December 2021, with alternative interest rates. As of March 31, 2023, the notional amount of the hedging instruments related to the U.S. dollar LIBOR, whose replacement is not completed, was ¥3,905,752 million, which approximates the amount of risk exposure the JBIC Group manages that is directly affected by interest rate benchmark reform. The JBIC Group has completed the replacement of U.S. dollar LIBOR with alternative interest rates in accordance with the IBOR Fallbacks Protocol and therefore the uncertainties arising from interest rate benchmark reform for U.S. dollar LIBOR at the loss of representativeness of the LIBOR rates which is the end of June 2023 has been resolved.

The following table provides quantitative information on those financial instruments that have not transitioned to alternative benchmark rates as of March 31, 2023 and 2022, excluding the hedge transactions above.

	(Millions of yen)
	As of March 31, 2023		As of March 31, 2022
	Nominal amount of transactions that refer to LIBOR		Nominal amount of transactions that refer to LIBOR
	USD LIBOR	Others	USD LIBOR	Others
Non-derivative financial assets Loans and other receivables	4,364,132	—	10,392,621	53,391
Non-derivative financial Liabilities Borrowings	5,020,364	—	3,244,084	—
Derivatives	4,822,712	—	4,569,997	50,541

ii.	Net investment hedges in foreign operations

The JBIC Group has investments in foreign operations which are equity method investments in its consolidated financial statements and whose functional currency is the U.S. dollar. The foreign exchange rate exposures arising from these investments are hedged through the use of forward foreign exchange contracts. These contracts are entered into to hedge designated layer components of the exposure arising from the net assets held in the foreign operations and are rolled forward on a periodic basis.

The JBIC Group designates the spot element of the foreign exchange forwards only as hedging instruments. Changes in the fair value of the hedging instruments attributable to changes in forward points are recognized directly in profit or loss, in principle, as “Net expense from derivative financial instruments” in the consolidated income statement. These amounts are, therefore, not included in the hedge ineffectiveness assessment.

The JBIC Group establishes the hedging ratio by matching the notional amounts of the forward foreign exchange contracts with designated layer component of the net assets of the foreign operation. Given that only the spot element of the forward foreign exchange contracts is designated in the hedge relationship and the amount of hedging instruments and hedged items are equivalent in U.S. dollars, no ineffectiveness is expected except for credit risk of the JBIC Group or counterparty of forward foreign exchange contracts, which is included in fair value of forward foreign exchange contracts.

The JBIC Group held the following forward foreign exchange contracts to hedge its net investments in foreign operations as of March 31, 2023 and 2022.

(Millions of yen)
As of March 31, 2023
	Notional amounts	Average JPY-USD exchange rates
Less than 1 year
Forward foreign exchange contracts	—	—

(Millions of yen)
As of March 31, 2022
	Notional amounts	Average JPY-USD exchange rates
Less than 1 year
Forward foreign exchange contracts	33,275	122.4

The amounts related to items designated as hedging instruments were as follows.

	(Millions of yen)
	As of March 31, 2023
	Notional amounts	Carrying amount of hedging instrument		Line item in the statement of financial position	Change in fair value of hedging instrument recognized in other comprehensive income
		Assets	Liabilities
Forward foreign exchange contracts	—	—	—	—	(1,973)

	Hedge ineffectiveness			Reclassification
	Change in fair value of hedging instrument for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness	Amount reclassified from the hedge reserve to profit or loss	Line item affects profit or loss because of reclassification
Forward foreign exchange contracts	3,455	—	Net income (expense) from derivative financial instruments	1,482	Other expenses

	(Millions of yen)
	As of March 31, 2022
	Notional amounts	Carrying amount of hedging instrument		Line item in the statement of financial position	Change in fair value of hedging instrument recognized in other comprehensive income
		Assets	Liabilities
Forward foreign exchange contracts	33,275	553	—	Derivative financial instrument assets	(3,055)

	Hedge ineffectiveness			Reclassification
	Change in fair value of hedging instrument for ineffectiveness assessment	Hedge ineffectiveness recognized in profit or loss	Line item in profit or loss that includes hedge ineffectiveness	Amount reclassified from the hedge reserve to profit or loss	Line item affects profit or loss because of reclassification
Forward foreign exchange contracts	2,941	—	Net income (expense) from derivative financial instruments	(114)	Other expenses

The amounts related to items designated at hedged items were as follows.

	(Millions of yen)
	As of March 31, 2023
	Change in fair value of hedged items for ineffectiveness assessment	Exchange differences on translation of foreign operations
Net investments in USD	(3,456)	(4,457)

	(Millions of yen)
	As of March 31, 2022
	Change in fair value of hedged items for ineffectiveness assessment	Exchange differences on translation of foreign operations
Net investments in USD	(2,940)	(2,483)

The following table provides a reconciliation by risk category of components of equity and analysis of other comprehensive income items resulting from hedge accounting.

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Exchange differences on translation of foreign operations
Beginning of the year	(2,483)	571
Net gains (losses) arising during the year	(3,456)	(2,940)
Reclassification adjustments	1,482	(114)

End of the year	(4,457)	(2,483)
Discontinued hedges	(4,457)	—

9. Financial Assets at Fair Value through Profit or Loss

Financial assets at fair value through profit or loss as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Listed and unlisted equity securities	215,593	203,671
Unlisted debt instruments	259,666	276,355

Total	475,260	480,027

10. Securities

Securities as of March 31, 2023 and 2022, which were classified as amortized cost consisted of the following:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Securities
Unlisted debt securities	46,998	36,999

Securities, total	46,998	36,999

11. Loans and Other Receivables

Loans and other receivables as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Sovereign	464,478	480,951
Non-sovereign	15,042,701	14,034,167

Total sovereign and non-sovereign	15,507,179	14,515,118

Allowance for loan losses	(362,802)	(349,542)

Loans and other receivables, total	15,144,377	14,165,576

The portfolio of loans and other receivables is disclosed in more detail in Note 40 “Concentration of Credit Risk.”

Details of changes in the loss allowance for loans and other receivables for the year ended March 31, 2023 were as follows:

Loss allowance:

	(Millions of yen)
	For the year ended of March 31, 2023
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
As of April 1, 2022	6,430	111,407	231,703	—	349,542

Transfers:
Transfer to Stage 1	21,945	(18,503)	(3,442)	—	—
Transfer to Stage 2	(15)	15	—	—	—
Transfer to Stage 3	—	(137)	137	—	—
Net remeasurement from stage changes	(21,374)	8,621	4,311	—	(8,441)
Modification of contractual cash flows	—	—	(158)	—	(158)
Decrease in exposures	(1,202)	(5,629)	(56,737)	—	(63,569)
Increase in exposures	459	438	12,460	—	13,357
Write-offs	—	—	—	—	—
Changes in risk parameters	610	3,047	(5,145)	—	(1,487)
Other changes	632	8,752	64,174	—	73,559

As of March 31, 2023	7,486	108,011	247,303	—	362,802

The following table provides changes in the gross carrying amount of the loans and other receivables to show their impact on the changes in the loss allowance presented above.

Gross carrying amount:

	(Millions of yen)
	For the year ended of March 31, 2023
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
As of April 1, 2022	12,297,808	1,616,308	581,312	19,689	14,515,118

Transfers:
Transfer to Stage 1	332,201	(298,989)	(33,211)	—	—
Transfer to Stage 2	(219,947)	219,947	—	—	—
Transfer to Stage 3	(6,744)	(5,524)	12,269	—	—
Modification of contractual cash flows	—	—	(2,049)	1,930	(118)
Decrease in exposures	(1,638,718)	(174,991)	(229,523)	—	(2,043,233)
Increase in exposures	1,666,787	45,130	83,429	884	1,796,232
Write-offs	—	—	—	—	—
Other changes*	1,022,316	133,951	82,279	633	1,239,181

As of March 31, 2023	13,453,702	1,535,832	494,506	23,137	15,507,179

*	“Other changes” mainly include foreign exchange translations.

Details of changes in the loss allowance for loans and other receivables for the year ended March 31, 2022 were as follows:

Loss allowance:

	(Millions of yen)
	For the year ended of March 31, 2022
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
As of April 1, 2021	5,907	50,599	205,746	—	262,252

Transfers:
Transfer to Stage 1	—	—	—	—	—
Transfer to Stage 2	(5)	58	(53)	—	—
Transfer to Stage 3	(5)	—	5	—	—
Net remeasurement from stage changes	—	45,675	8,900	—	54,576
Modification of contractual cash flows	—	—	104	—	104
Decrease in exposures	(1,105)	(2,180)	(8,894)	—	(12,180)
Increase in exposures	362	7,565	20	—	7,947
Write-offs	—	—	(37,883)	—	(37,883)
Changes in risk parameters	484	387	1,796	—	2,668
Other changes	792	9,302	61,961	—	72,056

As of March 31, 2022	6,430	111,407	231,703	—	349,542

The following table provides changes in the gross carrying amount of the loans and other receivables to show their impact on the changes in the loss allowance presented above.

Gross carrying amount:

	(Millions of yen)
	For the year ended March 31, 2022
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
As of April 1, 2021	11,469,725	1,373,723	552,642	—	13,396,091

Transfers:
Transfer to Stage 1	37,617	(37,588)	(28)	—	—
Transfer to Stage 2	(355,371)	359,193	(3,821)	—	—
Transfer to Stage 3	(91,034)	(449)	91,484	—	—
Modification of contractual cash flows	—	—	1,412	1,049	2,462
Decrease in exposures	(1,777,999)	(270,923)	(81,410)	—	(2,130,334)
Increase in exposures	1,930,690	40,317	9,554	17,189	1,997,752
Write-offs	—	—	(37,883)	—	(37,883)
Other changes	1,084,180	152,036	49,363	1,449	1,287,029

As of March 31, 2022	12,297,808	1,616,308	581,312	19,689	14,515,118

There were no contractual amounts outstanding on financial assets that were written off for the year ended March 31, 2022 but were still subject to enforcement activity.

The amount of undiscounted ECL of POCI initially recognized for the year ended March 31, 2022 was ¥6,399 million.

The following table includes summary information for loans and other receivables with lifetime ECL whose cash flows were modified during the period:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022

Loans and other receivables
Amortized cost before modification	273,400	322,276
Net modification gains (losses)*	(2,049)	1,412

*	Net modification gains (losses) were included in “Impairment losses (reversals) on financial assets” in the consolidated income statement.

The gross carrying amount of loans and other receivables with 12-month ECL whose cash flows were modified and moved from Stage 3 or Stage 2 to Stage 1 for the fiscal year ended March 31, 2023 and 2022 were ¥28,941 million and nil, respectively.

The policy for managing credit risk is disclosed in Note 37 “Financial Risk Management.”

12. Interests in Other Entities

The JBIC Group’s principal subsidiaries as of March 31, 2023 are shown in the table below. The JBIC Group consolidates all entities over which the JBIC Group has control. See Note 3 “Significant Accounting Policies” for additional information.

Name of entity	Country of incorporation	Ownership interest held by the JBIC Group (%)	Voting rights (%)	Principal activities
JBIC IG Partners	Japan	51	51	Management services for investments
Russia-Japan Investment Fund, L.P.*	Cayman Islands	100	—	Investments

*

Although JBIC does not have direct decision-making rights in the Russia-Japan Investment Fund, L.P., JBIC has determined that the Russia-Japan Investment Fund, L.P. is its subsidiary because another entity that is considered to be an agent of JBIC has all of the decision-making rights.

13. Equity Method Investments

Investments in Associates

Investments in associates are accounted for using the equity method. The JBIC Group does not have any investments in associates that are individually material. Investments in associates that were not individually material were as follows:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Total carrying amount	110,844	111,116

Financial information of associates that were not individually material was as follows (the amount presented is based on the JBIC Group’s ownership interest):

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Total comprehensive income	(1,186)	4,133

Associates did not record other comprehensive income. Therefore, profits of equity method investments were equal to the associates’ total comprehensive income presented above.

Investments in Joint Ventures

Investments in joint ventures are accounted for using the equity method except for the investments made through the Russia-Japan Investment Fund L.P. The JBIC Group does not have any joint ventures that are individually material, and the aggregate balance of investments in joint ventures that are not individually material are not significant. Accordingly, the carrying amount of the investment and the financial information of the joint ventures are not presented.

14. Unconsolidated Structured Entities

The JBIC Group has interests in structured entities formed by other entities (“unconsolidated structured entities”) for the purpose of providing project financing, mainly to resources and infrastructure projects, aircraft leasing, ship leasing, and others. These unconsolidated structured entities obtain funds mainly through bank borrowings. The JBIC Group has interests in these unconsolidated structured entities in the form of loans, financial guarantees, or investments, and therefore the JBIC Group is exposed to credit risk and market risk of these unconsolidated structured entities.

The JBIC Group’s maximum exposure to losses from its interests in these unconsolidated structured entities consists of the carrying amounts of its investments in equity securities, the amounts of loans and loan commitments, and the amount of financial guarantee obligations. The maximum exposure represents the possible amount of total losses the JBIC Group could ever incur without considering any collateral held and other credit enhancements, and does not represent the probability of loss occurrence. Income received from interests in unconsolidated structured entities is mainly interest income and guarantee fees.

The following table summarizes the carrying amounts of assets and liabilities recognized in the consolidated statement of financial position of the JBIC Group and its maximum exposure to losses from its interests in the unconsolidated structured entities.

	(Millions of yen)
	As of March 31, 2023		As of March 31, 2022
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Financial assets at fair value through profit or loss	2,584	2,584	3,552	3,552
Loans and other receivables	6,608,749	7,765,314	6,440,615	7,411,749
Equity method investments	8,111	8,111	11,588	11,588

Assets, total	6,619,445	7,776,010	6,455,755	7,426,890

Financial guarantee contracts	53,253	406,420	41,875	412,344

Liabilities, total	53,253	406,420	41,875	412,344

15. Property and Equipment

Changes in the carrying amounts of property and equipment for the years ended March 31, 2023 and 2022 were as follows:

	(Millions of yen)
	Land	Buildings	Others	Total
Cost
As of April 1, 2021	24,311	5,300	2,676	32,288
Additions	—	242	967	1,209
Disposals	—	(5)	(63)	(69)
Other decreases	—	—	(425)	(425)

As of March 31, 2022	24,311	5,537	3,154	33,003
Additions	—	215	2,495	2,711
Disposals	—	—	(55)	(55)
Other decreases	—	—	(515)	(515)

As of March 31, 2023	24,311	5,752	5,079	35,143

Accumulated depreciation
As of April 1, 2021	—	1,593	1,584	3,178
Depreciation	—	234	429	663
Disposals	—	(5)	(62)	(68)

As of March 31, 2022	—	1,822	1,951	3,773
Depreciation	—	247	444	691
Disposals	—	—	(52)	(52)

As of March 31, 2023	—	2,069	2,342	4,412

Carrying amount
As of April 1, 2021	24,311	3,706	1,091	29,110

As of March 31, 2022	24,311	3,714	1,203	29,229

As of March 31, 2023	24,311	3,682	2,736	30,730

16. Other Assets

Other assets as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Other assets
Cash collateral paid for financial instruments	651,110	527,100
Intangible assets	8,461	9,170
Right-of-use assets	1,908	1,870
Other	5,612	3,536

Other assets, total	667,093	541,677

17. Borrowings

Borrowings, including the currency of denomination and maturity dates, as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023		As of March 31, 2022
Currency	Maturity dates	Carrying amount	Maturity dates	Carrying amount
USD	May 2023 to January 2028	6,021,290	August 2022 to September 2026	5,662,002
EUR	October 2027	17,486	October 2022	24,606
JPY	June 2023 to February 2042	2,474,900	July 2022 to February 2042	1,867,600

Borrowings, total		8,513,677		7,554,208

Weighted-average contractual interest rates as of March 31, 2023 and 2022 were 3.74% and 0.56%, respectively.

The amounts of undiscounted contractual cash flows for borrowings by maturity date are disclosed in Note 43 “Maturity Analysis of Financial Liabilities.”

18. Bonds Payable

Bonds payable, including the currency of denomination, maturity dates and associated contractual interest rates, as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023			As of March 31, 2022
Currency	Maturity dates	Contractual interest rates	Carrying amount	Maturity dates	Contractual interest rates	Carrying amount
USD	May 2023 to April 2031	(Fixed) 0.375% – 4.375%	5,595,847	June 2022 to April 2031	(Fixed) 0.375% – 3.500%	5,462,282
EUR	February 2028 to June 2029	(Fixed) 1.500% – 3.125%	282,207	–	–	–
GBP	July 2026	(Fixed) 0.375%	36,122	July 2026	(Fixed) 0.375%	37,146
JPY	December 2025	(Fixed) 2.090%	20,142	June 2022 to December 2025	(Fixed) 0.030% – 2.090%	60,190

Bonds payable, total			5,934,320			5,559,618

JBIC’s bonds are secured by JBIC’s assets in the form of general liens in accordance with Article 34 of the JBIC Act.

The amounts of undiscounted contractual cash flows for bonds payable by maturity date are disclosed in Note 43 “Maturity Analysis of Financial Liabilities.”

19. Financial Guarantee Contracts

Financial guarantee contracts as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Sovereign	11,320	9,598
Non-sovereign	64,193	55,630

Financial guarantee contracts, total	75,514	65,229

Financial guarantee contracts are initially measured at fair value and subsequently measured at the higher of: (a) the amount initially recognized less accumulated amortization recognized in accordance with IFRS 15 and (b) the loss allowance determined in accordance with IFRS 9 required for settling the guarantee obligation at the reporting date.

Details of changes in the loss allowance for financial guarantee contracts for the year ended March 31, 2023 were as follows:

Loss allowance:

	(Millions of yen)
	For the year ended of March 31, 2023
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
As of April 1, 2022	3,783	30,490	550	34,824

Transfers:
Transfer to Stage 1	—	—	—	—
Transfer to Stage 2	(756)	756	—	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(429)	(648)	—	(1,078)
Increase in exposures	169	1,173	—	1,343
Net remeasurement	257	17,605	(246)	17,615
Other changes	23	2,716	50	2,789

As of March 31, 2023	3,048	52,092	353	55,494

The following table provides changes in the exposure amount of the financial guarantee contracts to show their impact on the changes in the loss allowance presented above.

Exposure amount:

	(Millions of yen)
	For the year ended March 31, 2023
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
As of April 1, 2022	1,525,012	186,517	9,686	1,721,217

Transfers:
Transfer to Stage 1	—	—	—	—
Transfer to Stage 2	(137,400)	137,400	—	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(334,517)	(8,995)	—	(343,512)
Increase in exposures	121,197	6,688	—	127,885
Other changes	11,626	16,158	881	28,666

As of March 31, 2023	1,185,919	337,768	10,568	1,534,256

Details of changes in the loss allowance for financial guarantee contracts for the year ended March 31, 2022 were as follows:

Loss allowance:

	(Millions of yen)
	For the year ended March 31, 2022
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
As of April 1, 2021	3,954	22,589	803	27,346

Transfers:
Transfer to Stage 1	—	—	—	—
Transfer to Stage 2	—	28	(28)	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(1,148)	(309)	(392)	(1,850)
Increase in exposures	206	910	—	1,117
Net remeasurement	764	4,919	126	5,810
Other changes	7	2,353	40	2,401

As of March 31, 2022	3,783	30,490	550	34,824

The following table provides changes in the exposure amount of the financial guarantee contracts to show their impact on the changes in the loss allowance presented above.

Exposure amount:

	(Millions of yen)
	For the year ended March 31, 2022
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
As of April 1, 2021	1,650,057	164,801	20,263	1,835,122

Transfers:
Transfer to Stage 1	—	—	—	—
Transfer to Stage 2	—	2,537	(2,537)	—
Transfer to Stage 3	—	—	—	—
Decrease in exposures	(253,500)	(4,164)	(8,963)	(266,628)
Increase in exposures	112,700	6,128	—	118,829
Other changes	15,754	17,215	924	33,894

As of March 31, 2022	1,525,012	186,517	9,686	1,721,217

20. Other Liabilities

Other liabilities as of March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Other liabilities
Accrued expenses	113,819	45,106
Unearned revenue	18,444	16,678
Cash collateral received for financial instruments	30,860	18,610
Liability for retirement benefits	5,675	6,229
Lease liabilities	2,248	2,120
Other	75,841	40,712

Other liabilities, total	246,889	129,458

21. Employee Benefits

Post-employment Benefits

i.	Defined benefit plans

JBIC has defined benefit pension plans composed of funded-type defined benefit corporate pension plans and unfunded-type lump-sum severance indemnity plans. Benefits provided under the plans are determined based on multiple factors, such as the employees’ number of years of service and their salary levels.

In accordance with Japanese laws and regulations, JBIC’s defined benefit corporate pension plans are operated by corporate pension funds that are legally separate from JBIC. The laws and regulations require that JBIC or the board of the corporate pension funds and pension-managing trustees act in the best interests of the plan members and are responsible for managing the plan assets based on the prescribed policy.

JBIC is responsible for contributing funds determined based on a prescribed proportion of the salaries stipulated in JBIC’s pension rules. If the funded balance is below the minimum funding requirement at the annual close of the pension fund, JBIC is required to pay an additional contribution. Further, the contribution is calculated to maintain the balance in future periods and is recalculated every five years at the fiscal year-end of the pension fund.

JBIC’s defined benefit corporate pension plans are multi-employer plans, which are different from single-employer plans from the following perspectives:

a.	Assets contributed to multi-employer plans may be used to provide benefits to employees of other entities participating in the plan.

b.	When certain employers discontinue contributions, other employers may bear the unfunded obligations.

c.	When multi-employer plans are wound up or when an entity withdraws from a multi-employer plan, the entity may be required to pay for unfunded obligations as a special contribution.

The plans expose JBIC to the following actuarial risks, including investment risk, interest rate risk, and longevity risk:

a.	Investment risk

The present value of defined benefit obligations is calculated using a discount rate, which is determined based on market yields on high-quality corporate bonds. Should the return on plan assets fall below this discount rate, a deficit in the defined benefit plan could arise.

b.	Interest rate risk

A decline in market yields on high-quality corporate bonds leads to an increase in defined benefit obligations. The increase in obligations, however, is partly offset by an increase in the fair value of debt instruments (i.e., plan assets).

c.	Longevity risk

JBIC’s defined benefit plans include lifelong annuity plans, which require JBIC’s guarantee at the time of the employees’ retirement to pay retirement benefits to plan members over their lifetime. The present value of defined benefit obligations is determined based on JBIC’s best estimate of the mortality of plan members both during and after their employment. An extended average longevity of plan members will cause an increase in defined benefit obligations.

Changes in the present value of defined benefit obligations and the fair value of plan assets

		(Millions of yen)
		For the year ended March 31, 2023	For the year ended March 31, 2022
(a)	Net defined benefit liability for funded and unfunded type plans (beginning) (b)-(d)+(g)	6,229	6,434

Changes in the present value of defined benefit obligations for funded type plans:
(b)	Beginning balance	6,245	6,360

	Current service cost	125	128
	Interest expense	43	38
	Remeasurements
	Actuarial gains and losses arising from changes in demographic assumptions	—	7
	Actuarial gains and losses arising from changes in financial assumptions	(430)	(120)
	Other	76	62
	Payments by the plan	(228)	(231)

(c)	Ending balance	5,832	6,245

Changes in the fair value of plan assets:
(d)	Beginning balance	4,914	4,830

	Interest income	34	28
	Remeasurements
	Return on plan assets	19	154
	Contributions by the employer	134	131
	Payments by the plan	(228)	(231)

(e)	Ending balance	4,873	4,914

(f)	Net defined benefit liability for funded type plans (ending) (c)-(e)	958	1,330

Changes in the present value of defined benefit obligations for unfunded type plans:
(g)	Beginning balance	4,898	4,904

	Current service cost	332	342
	Past service cost	—	—
	Interest expense	33	29
	Remeasurements
	Actuarial gains and losses arising from changes in demographic assumptions	—	—
	Actuarial gains and losses arising from changes in financial assumptions	(140)	(215)
	Other	101	308
	Payments by the plan	(508)	(470)

(h)	Ending balance	4,716	4,898

(i)	Net defined benefit liability for funded and unfunded type plans (ending) (f)+(h)	5,675	6,229

Significant actuarial assumptions used in determining the present value of defined benefit obligations

Items	As of March 31, 2023	As of March 31, 2022
Discount rate (%)	1.1%	0.7%
Salary increase rate (%)	4.1%	4.1%

An assessment of defined benefit obligations requires judgments in respect of uncertain future events. The following table shows the impact in the form of a sensitivity analysis of changes in discount rates on the defined benefit obligations at each reporting date. The sensitivity analysis is prepared based on the assumption that other variables remain constant; however, in practice, variables do not necessarily change in isolation. Negative amounts represent a decrease, while positive amounts show an increase in the defined benefit obligations.

Sensitivity analysis (discount rate)

	(Millions of yen)
	0.5% increase	0.5% decrease
Effect on defined benefit obligations as of March 31, 2023	(665)	719
Effect on defined benefit obligations as of March 31, 2022	(743)	808

Fair value by plan asset category

	(Millions of yen)
	As of March 31, 2023
Categories of plan assets	With quoted market prices in an active market	Without quoted market prices in an active market	Total
Equity securities (Japan)	643	—	643
Equity securities (foreign countries)	614	—	614

Total equity securities	1,258	—	1,258
Debt securities (Japan)	2,100	—	2,100
Debt securities (foreign countries)	924	—	924

Total debt securities	3,025	—	3,025
General accounts of life insurance companies	—	545	545
Cash and due from banks	29	—	29
Other	—	14	14

Plan assets, total	4,313	559	4,873

	(Millions of yen)
	As of March 31, 2022
Categories of plan assets	With quoted market prices in an active market	Without quoted market prices in an active market	Total
Equity securities (Japan)	584	—	584
Equity securities (foreign countries)	622	—	622

Total equity securities	1,206	—	1,206
Debt securities (Japan)	2,535	—	2,535
Debt securities (foreign countries)	595	—	595

Total debt securities	3,130	—	3,130
General accounts of life insurance companies	—	535	535
Cash and due from banks	17	—	17
Other	—	23	23

Plan assets, total	4,354	559	4,914

Expected contribution to plan assets for the fiscal year ending March 31, 2024:	¥168 million

Weighted-average duration of defined benefit obligations
As of March 31, 2023	14 years
As of March 31, 2022	15 years

ii.	Defined contribution plans

On October 1, 2014, JBIC introduced defined contribution plans. JBIC recognized costs of ¥28 million and ¥27 million related to the defined contribution plans for the years ended March 31, 2023 and 2022, respectively.

Employee Benefit Expenses

Total employee benefit expenses included in operating expenses in the consolidated income statement were as follows:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Employee benefit expenses	7,842	7,808

22. Capital Stock and Other Reserves

Total number of authorized shares

	(Thousands of shares)
	As of March 31, 2023	As of March 31, 2022
Common stock with no stated value	5,164,000,000	5,164,000,000

Shares of common stock issued and fully paid (common stock with no stated value)

	(Millions of yen)
	For the year ended March 31, 2023		For the year ended March 31, 2022
	Thousands of shares	Amount	Thousands of shares	Amount
Beginning of the year	1,873,800,000	1,873,800	1,813,800,000	1,813,800
Issuance of new shares	85,000,000	85,000	60,000,000	60,000

End of the year	1,958,800,000	1,958,800	1,873,800,000	1,873,800

Total amount of capital stock

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Capital stock	2,108,800	2,023,800

Other reserves presented in the consolidated statement of changes in equity

Remeasurement of defined benefit plans

Remeasurement of defined benefit plans represents the changes in actuarial gains and losses and the return on plan assets, excluding amounts included in interest income. Actuarial gains and losses represent experience adjustments to the defined benefit obligations (i.e., differences between the actuarial assumptions at the beginning of the year and what has actually occurred) and the effects of changes in actuarial assumptions. Actuarial gains and losses are recognized in other comprehensive income as incurred and are immediately transferred from other reserves to retained earnings.

Exchange differences on translation of foreign operations

The amount represents the JBIC Group’s share of the translation differences arising on translating the consolidated financial statements of foreign subsidiaries, associates and joint ventures into the functional currency of JBIC. The amount includes gains or losses on the hedging instruments that are determined to be effective hedges of the net investments in foreign operations.

Capital controls

JBIC is not subject to either the Banking Act or capital adequacy regulations; however, JBIC is subject to the JBIC Act, and it has the following agreements with the Japanese government:

•	The government, at all times, holds the total number of outstanding shares of JBIC (Article 3 of the JBIC Act).

•	The government may make contributions to JBIC, if necessary, limited to the amount appropriated in the budget (Article 4 of the JBIC Act).

•

JBIC prepares a budget for revenues and expenditures and submits it to the Minister of Finance each fiscal year. After the Cabinet’s decision is made, the Cabinet submits the budget to the Diet together with the national budget (Article 16 and Article 19 of the JBIC Act). JBIC’s business plans and financial plans (e.g., borrowings from the fiscal loan funds and foreign exchange funds, corporate bonds, capital contribution from the general account, and loans) are attached to the above-mentioned budget and submitted to the Diet (Article 17 of the JBIC Act).

JBIC manages the equity presented in the consolidated statement of financial position as its capital. Capital stock as of March 31, 2023 and 2022 is as presented above.

23. Dividend Distribution

JBIC is restricted in its ability to distribute dividends in accordance with Article 31 of the JBIC Act.

JBIC paid ¥21,868 million on June 29, 2021, for the year ended March 31, 2021, and ¥7,329 million on June 29, 2022, for the year ended March 31, 2022, and ¥79,945 million on June 29, 2023, for the year ended March 31, 2023 in accordance with the JBIC Act as noted below. These amounts are calculated based on the amount of the retained earnings under Japanese GAAP.

In the event that the amount of the retained earnings recorded at each year-end closing in respective accounts for operations defined in each item of Article 26-2 of the JBIC Act:

i.

exceeds zero, JBIC accumulates an amount calculated in accordance with the standards prescribed by the Cabinet Order as a reserve, until it reaches a certain amount stipulated by the Cabinet Order; and if there is a surplus, JBIC pays such a surplus into the National Treasury within three months after the annual closing date (Paragraph 1 of Article 31 of the JBIC Act); or

ii.	falls below zero, the reserve is transferred to the retained earnings to the extent that the amount of retained earnings becomes zero (Paragraph 2 of Article 31 of the JBIC Act).

24. Interest Income and Interest Expense

Interest income and interest expense for the years ended March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Interest income
Due from banks	16,332	1,920
Securities	1,057	515
Loans and other receivables	559,467	183,874
Other	11	27

Interest income, total	576,869	186,336

Interest expense
Borrowings	186,866	21,107
Bonds payable	144,755	115,369
Financial guarantee contracts	683	556
Other	2,094	140

Interest expense, total	334,401	137,173

Net interest income	242,467	49,163

25. Fee and Commission Income and Fee and Commission Expense

Fee and commission income, as well as fee and commission expense for the years ended March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Fee and commission income
Guarantee fees	11,708	12,409
Other	1,140	5,964

Fee and commission income, total	12,848	18,374

Fee and commission expense
Outsourcing expenses	2,620	2,722
Other	1,178	770

Fee and commission expense, total	3,799	3,492

26. Net Expense from Derivative Financial Instruments

Net expense from derivative financial instruments for the years ended March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Net expense from derivative financial instruments
Net interest income from interest rate swaps	127,836	(50,853)
Net loss on valuation of derivative financial instruments	206,580	212,885
Other *	(188,434)	(139,806)

Net expense from derivative financial instruments, total	145,982	22,225

*	The amount includes adjustments of the carrying amounts of hedged items under fair value hedge.

27. Net Gain (Loss) from Financial Assets at Fair Value through Profit or Loss

Net gain (loss) from financial assets at fair value through profit or loss for the years ended March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Net gain (loss) from financial assets at fair value through profit or loss
Net gain (loss) from listed and unlisted equity securities	(1,699)	45,196
Net gain (loss) from unlisted debt instruments	(10,462)	25,427

Net gain (loss) from financial assets at fair value through profit or loss, total	(12,160)	70,623

28. Net Gain on Derecognition of Financial Assets Measured at Amortized Cost

The JBIC Group realized gains of ¥558 million and ¥9,125 million on the derecognition of the assets for the fiscal year ended March 31, 2023 and 2022, respectively. The derecognition of the assets are aligned with the JBIC Group’s objective of collecting the contractual cash flows and credit risk management policies.

29. Other Income and Other Expenses

Other income and other expenses for the years ended March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Other income
Gain on foreign exchange transactions *	30,474	26,303
Other	313	206

Other income, total	30,787	26,409

Other expenses
Impairment loss on equity method investments	3,486	—
Other	828	668

Other expenses, total	4,315	668

*	The amount includes gains or losses arising on the foreign currency translation of notional amounts of the currency swap contracts by using the exchange rate at the reporting date.

30. Impairment Losses (Reversals) on Financial Assets

Impairment losses (reversals) on financial assets for the years ended March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Impairment losses (reversals) on financial assets
Loans and other receivables *	6,669	124,011
Financial guarantee contracts	15,503	6,784
Securities	—	—

Impairment losses (reversals) on financial assets, total	22,174	130,795

*

Impairment losses on loans and other receivables increased for the fiscal year ended March 31, 2022 due to factors including an increase in the allowance for loan losses from a deterioration in credit risk of a certain large-scale borrower and the impact of Russia-related borrowers on credit risk that were assessed individually with respect to the international situation related to Russia and Ukraine.

31. Operating Expenses

Operating expenses for the years ended March 31, 2023 and 2022 consisted of the following:

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Operating expenses
Salaries and allowances	6,411	6,329
Retirement benefit costs	529	536
Welfare expenses	959	998
Depreciation and amortization	3,932	3,510
Travel expenses	1,554	335
Other	11,152	10,135

Operating expenses, total	24,540	21,846

32. Income Taxes

JBIC is a nontaxable entity in accordance with Paragraph 2, Item 5 of the Corporate Tax Act of Japan (Act No. 34, 1965) and has no obligation to pay corporate taxes. JBIC IG Partners is a taxable entity and has an obligation to pay corporate taxes as applicable under relevant laws. The Russia-Japan Investment Fund, L.P. is a tax-exempt limited partnership established under Cayman Islands laws and has no obligation to pay corporate taxes. As the balances of income taxes are insignificant, information for income taxes is not presented.

33. Analysis of Financial Assets and Liabilities by Measurement Basis

Subsequent to initial recognition, financial assets and liabilities are measured either at fair value or amortized cost in accordance with the measurement classifications defined in IFRS 9. Note 3 “Significant Accounting Policies” describes how these classifications of financial assets and liabilities are measured, and how income and expenses are recognized in profit or loss.

The following tables present the carrying amounts of the financial assets and liabilities in the consolidated statement of financial position, by category and by line item, as of March 31, 2023 and 2022:

	(Millions of yen)
	As of March 31, 2023
	Financial assets and liabilities measured at FVPL	Financial assets measured at amortized cost	Financial liabilities measured at amortized cost	Total
Financial assets
Cash and due from banks	—	2,193,775	—	2,193,775
Derivative financial instrument assets	137,156	—	—	137,156
Financial assets at fair value through profit or loss	475,260	—	—	475,260
Securities	—	46,998	—	46,998
Loans and other receivables	—	15,144,377	—	15,144,377

Financial assets, total	612,417	17,385,152	—	17,997,569

Financial liabilities
Derivative financial instrument liabilities	825,233	—	—	825,233
Borrowings	—	—	8,513,677	8,513,677
Bonds payable	—	—	5,934,320	5,934,320

Financial liabilities, total	825,233	—	14,447,997	15,273,230

In addition to the above, JBIC had ¥75,514 million of financial guarantee contracts measured in accordance with IFRS 9 as of March 31, 2023.

	(Millions of yen)
	As of March 31, 2022
	Financial assets and liabilities measured at FVPL	Financial assets measured at amortized cost	Financial liabilities measured at amortized cost	Total
Financial assets
Cash and due from banks	—	1,451,153	—	1,451,153
Derivative financial instrument assets	95,072	—	—	95,072
Financial assets at fair value through profit or loss	480,027	—	—	480,027
Securities	—	36,999	—	36,999
Loans and other receivables	—	14,165,576	—	14,165,576

Financial assets, total	575,099	15,653,729	—	16,228,828

Financial liabilities
Derivative financial instrument liabilities	557,350	—	—	557,350
Borrowings	—	—	7,554,208	7,554,208
Bonds payable	—	—	5,559,618	5,559,618

Financial liabilities, total	557,350	—	13,113,827	13,671,178

In addition to the above, JBIC had ¥65,229 million of financial guarantee contracts measured in accordance with IFRS 9 as of March 31, 2022.

34. Offsetting Financial Assets and Financial Liabilities

The following tables present quantitative information in respect of financial instruments that are subject to enforceable master netting arrangements or similar agreements as of March 31, 2023 and 2022. Of the financial assets held by the JBIC Group, amounts related to master netting agreements in respect of derivative transactions are disclosed in the following tables. The right to offset in accordance with these master netting agreements only becomes effective in the event of default or certain other events outside the normal course of business. The excess portion of the collateral received and collateral pledged is excluded.

	(Millions of yen)
	As of March 31, 2023
	Gross amounts of financial assets and liabilities recognized (a)	Amounts that are offset (b)	Net amounts presented in the consolidated statement of financial position (c)=(a)-(b)	Amounts subject to an enforceable master netting agreement or similar agreement and not included in (b) (d)		Net amount (e)=(c)-(d)
				Amounts related to financial instruments recognized that do not meet the offsetting criteria	Amounts related to financial collateral (including cash collateral)
Financial assets
Derivative financial instrument assets	137,144	—	137,144	(105,869)	(30,860)	415

Financial assets, total	137,144	—	137,144	(105,869)	(30,860)	415

Financial liabilities
Derivative financial instrument liabilities	825,233	—	825,233	(105,869)	(651,110)	68,254

Financial liabilities, total	825,233	—	825,233	(105,869)	(651,110)	68,254

	(Millions of yen)
	As of March 31, 2022
	Gross amounts of financial assets and liabilities recognized (a)	Amounts that are offset (b)	Net amounts presented in the consolidated statement of financial position (c)=(a)-(b)	Amounts subject to an enforceable master netting agreement or similar agreement and not included in (b) (d)		Net amount (e)=(c)-(d)
				Amounts related to financial instruments recognized that do not meet the offsetting criteria	Amounts related to financial collateral (including cash collateral)
Financial assets
Derivative financial instrument assets	94,503	—	94,503	(74,801)	(18,610)	1,091

Financial assets, total	94,503	—	94,503	(74,801)	(18,610)	1,091

Financial liabilities
Derivative financial instrument liabilities	557,350	—	557,350	(74,801)	(527,100)	—

Financial liabilities, total	557,350	—	557,350	(74,801)	(527,100)	—

35. Fair Value of Financial Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair values stated below represent the best estimate determined using various valuation methods and assumptions, and the JBIC Group gives the highest priority to quoted prices in active markets. If such prices are not available, the fair values are determined using valuation techniques. The valuation techniques, if used, maximize the use of observable inputs and minimize the use of unobservable inputs.

The table below sets forth the carrying amounts and fair values of major financial assets and liabilities as of March 31, 2023 and 2022:

	(Millions of yen)
	As of March 31, 2023		As of March 31, 2022
	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets
Derivative financial instrument assets	137,156	137,156	95,072	95,072
Financial assets at fair value through profit or loss	475,260	475,260	480,027	480,027
Securities	46,998	45,621	36,999	36,746
Loans and other receivables	15,144,377	15,242,916	14,165,576	14,264,514

Financial Assets, total	15,803,793	15,900,955	14,777,674	14,876,359

Financial Liabilities
Derivative financial instrument liabilities	825,233	825,233	557,350	557,350
Borrowings	8,513,677	8,490,362	7,554,208	7,563,923
Bonds payable	5,934,320	5,881,695	5,559,618	5,554,752
Financial guarantee contracts	75,514	8,671	65,229	7,830

Financial Liabilities, total	15,348,745	15,205,962	13,736,405	13,683,855

Valuation methods used in determining the fair values of financial assets and liabilities

Derivative financial instrument assets and liabilities

As derivative transactions by JBIC Group are OTC transactions whose quoted prices are not available, their fair value is determined by using the present value method and other valuation methodologies according to the transaction type and the term to maturity. Price adjustments are made based on the counterparty’s credit risk and JBIC’s credit risk. Main inputs used in these valuation methodologies include interest rates, exchange rates, and credit spreads. Such transactions include plain vanilla interest rate swaps, currency swaps, and forward foreign exchange contracts.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss comprise listed and unlisted equity securities (i.e., some stocks and investments in partnerships), which include financial assets classified as debt instruments in accordance with IAS 32 Financial instruments: Presentation, and certain loans and other receivables.

Fair values of listed equity securities are determined using quoted market prices if the market prices are appropriate for valuation. Otherwise or as it pertains to stocks included in unlisted equity securities, their fair values are determined using valuation techniques, including the DCF method. The inputs used include unobservable inputs, such as the expected rate of return. For certain unlisted equity securities, the reported net asset values or the recent transaction prices are considered to represent the fair values of these investments at the reporting date.

Since loans with variable interest rates reflect market interest rates in the short term, amounts calculated by applying the floating rate note method and a risk-free rate adjusted by unobservable inputs, such as the default ratio and collateral coverage ratio, represent the fair values of the loans.

The fair value of loans is determined by discounting at a risk-free rate the sum of principal and interest after adjusting for credit risk and other elements according to the classifications based on the type of loans, internal ratings and periods. Of which, the fair value of those loans with variable interest rates is their carrying amount as such loans reflect market interest rates over the short term and approximates the carrying mount if the borrower’s credit conditions have not changed significantly since the issuance of loans.

For claims on Bankrupt borrowers, Substantially bankrupt borrowers, and Potentially bankrupt borrowers, credit losses estimated on such claims are calculated based on the discounted present value of estimated future cash flows or the expected collectible amount from the collateral or guarantee. Since fair value approximates the amount on the consolidated balance sheets at the fiscal year end after deducting the allowance for loan losses, this amount is used for fair value.

Securities

Securities held by JBIC Group are unlisted debt securities. Quoted prices that are made available by third parties, such as brokers, are used for measuring fair values of the securities.

Loans and other receivables

The fair value of loans is determined by discounting at a risk-free rate the sum of principal and interest after adjusting for credit risk and other elements according to the classifications based on the type of loans, internal ratings and periods. Of which, the fair value of those loans with variable interest rates is their carrying amount as such loans reflect market interest rates over the short term and approximates the carrying mount if the borrower’s credit conditions have not changed significantly since the issuance of loans.

For claims on Bankrupt borrowers, Substantially bankrupt borrowers, and Potentially bankrupt borrowers, credit losses estimated on such claims are calculated based on the discounted present value of estimated future cash flows or the expected collectible amount from the collateral or guarantee. Since fair value approximates the amount on the consolidated balance sheets at the fiscal year end after deducting the allowance for loan losses, this amount is used for fair value.

Borrowings

As for borrowed money, the present value is calculated by discounting the sum of principal and interest of the borrowed money classified by certain periods at a rate adjusted by the remaining period and credit risk of borrowed money. Of which, borrowed money with variable interest rates reflect short-term market interest rates and the credit conditions of JBIC and its consolidated subsidiaries have not changed significantly since the execution of borrowings. Therefore, the carrying amount is used as fair value because it is considered that the carrying amount approximates the fair value.

Bonds payable

Of bonds issued by JBIC Group, the Reference Statistical Prices [Yields] for OTC bond Transactions is used as fair value for the fiscal investment and loan program (FILP) agency bonds. As for government-guaranteed foreign currency bonds, the prices obtained from, among others, information vendors are used as fair value.

Financial guarantee contracts

The fair value of financial guarantee contracts is determined by discounting the estimated future losses arising from guarantee obligations using a risk-free rate adjusted by the credit default swap spread of government bonds. Unobservable inputs, such as the default ratio and coverage ratio, are used to determine the estimated future losses associated with guarantee obligations. The fair value hierarchy of financial assets and liabilities is described in Note 36 “Fair Value Hierarchy.”

36. Fair Value Hierarchy

The inputs used in the valuation techniques that measure the fair values of assets and liabilities are categorized into the following three-level hierarchy:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for assets or liabilities, either directly or indirectly; and

•	Level 3: unobservable inputs.

The fair value hierarchy of an asset or liability is determined based on the hierarchy of inputs used in the fair value measurement of that asset or liability. If the inputs used to measure the fair value of an asset or a liability are categorized within different levels of the fair value hierarchy, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The following table shows a breakdown of assets and liabilities measured at fair value by level of the fair value hierarchy as of March 31, 2023 and 2022:

	(Millions of yen)
	As of March 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instrument assets
Interest-related derivatives
Interest rate swaps	—	26,812	—	26,812
Currency-related derivatives
Currency swaps	—	110,332	—	110,332
Forward foreign exchange contracts	—	12	—	12

Derivative financial instrument assets, total	—	137,156	—	137,156
Financial assets at fair value through profit or loss	—	—	475,260	475,260

Liabilities
Derivative financial instrument liabilities
Interest-related derivatives
Interest rate swaps	—	375,702	—	375,702
Currency-related derivatives
Currency swaps	—	449,531	—	449,531
Forward foreign exchange contracts	—	—	—	—

Derivative financial instrument liabilities, total	—	825,233	—	825,233

	(Millions of yen)
	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instrument assets
Interest-related derivatives
Interest rate swaps	—	36,062	—	36,062
Currency-related derivatives
Currency swaps	—	58,441	—	58,441
Forward foreign exchange contracts	—	568	—	568

Derivative financial instrument assets, total	—	95,072	—	95,072
Financial assets at fair value through profit or loss	—	—	480,027	480,027

Liabilities
Derivative financial instrument liabilities
Interest-related derivatives
Interest rate swaps	—	125,363	—	125,363
Currency-related derivatives
Currency swaps	—	431,986	—	431,986
Forward foreign exchange contracts	—	—	—	—

Derivative financial instrument liabilities, total	—	557,350	—	557,350

Transfers between Level 1 and Level 2

There were no transfers between Level 1 and Level 2 during the years ended March 31, 2023 and 2022.

Quantitative Information about the Significant Unobservable Inputs Used in the Fair Value Measurement of Level 3 Financial Assets

The following tables present the significant unobservable inputs used in the fair value measurement of Level 3 financial assets that are recorded in the consolidated statement of financial position at fair value:

	As of March 31, 2023
	Fair value (Millions of yen)	Valuation Method	Unobservable input	Range
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	8,921	DCF method	Discount rates	16.2%
			Expected cash flows	— *[1]
Unlisted equity securities (stocks)	115,776	DCF method	Discount rates	4.3%-21.1%
			Expected cash flows	— *[1]
	2,333	Net asset value	— *[2]	— *[2]
Unlisted equity securities (investments in partnerships)	88,561	Net asset value	— *[2]	— *[2]
Unlisted debt instruments (loans)	259,249	DCF method	Discount rates	(0.0)%-3.2%
			Expected cash flows	— *[1]
	417	Recent transaction price	— *[3]	— *[3]

	As of March 31, 2022
	Fair value (Millions of yen)	Valuation Method	Unobservable input	Range
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	6,333	DCF method	Discount rates	16.1%
			Expected cash flows	— *[1]
Unlisted equity securities (stocks)	101,552	DCF method	Discount rates	1.1%-23.7%
			Expected cash flows	— *[1]
	2,579	Net asset value	— *[2]	— *[2]
Unlisted equity securities (investments in partnerships)	93,206	Net asset value	— *[2]	— *[2]
Unlisted debt instruments (loans)	276,026	DCF method	Discount rates	(0.0)%-2.1%
			Expected cash flows	— *[1]
	329	Recent transaction price	— *[3]	— *[3]

*[1]

Expected cash flows used in the valuation based on the DCF method are unobservable inputs, and accordingly, various scenarios reflecting the performance of the issuers are taken into account in performing the valuation.

*[2]	The net asset values reported by the partnerships are deemed to represent the fair value as of the reporting date.

*[3]	The fair value as of the reporting date is based on recent transaction prices.

Movements in the Fair Value of Level 3 Financial Assets

The following table presents a reconciliation of the beginning and ending amounts of Level 3 financial assets that are recorded at fair value in the consolidated statement of financial position for the years ended March 31, 2023 and 2022:

	(Millions of yen)
	Securities	Financial assets at fair value through profit or loss
	Unlisted equity securities	Listed equity securities	Unlisted equity securities	Unlisted debt instruments	Total
As of March 31, 2021	—	7,086	144,724	202,099	353,911
Total gains (losses) recorded in profit or loss	—	(753)	45,281	18,991	63,519
Purchases	—	—	20,242	82,958	103,201
Sales and redemptions	—	—	(12,910)	(27,693)	(40,604)

As of March 31, 2022	—	6,333	197,338	276,355	480,027

Total gains (losses) recorded in profit or loss	—	2,587	4,346	(11,450)	(4,516)
Purchases	—	—	16,890	23,362	40,252
Sales and redemptions	—	—	(11,901)	(28,600)	(40,502)

As of March 31, 2023	—	8,921	206,672	259,666	475,260

Sensitivity Analysis of Level 3 Instruments

The fair value measurements of Level 3 financial assets are performed using valuation techniques based on inputs, such as prices and rates that are not observable in the market. The following sensitivity analysis provides the impact on the profit or loss and other comprehensive income when changing the unobservable inputs used in determining the fair value measurements of Level 3 financial assets recorded at fair value in the consolidated statement of financial position, to the extent reasonably possible.

The nature of the sensitivity analysis is determined based on the type of financial instrument and the market conditions at the time. As of March 31, 2023 and 2022, the sensitivity analysis was performed by increasing or decreasing the discount rates used in the DCF method by 1%.

	(Millions of yen)
	As of March 31, 2023
	Total fair value measured using valuation techniques	Impact on profit or loss
		Favorable change	Unfavorable change
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	8,921	898	(741)
Unlisted equity securities (stocks)	115,776	4,262	(3,971)
Unlisted debt instruments (loans)	259,249	13,598	(12,800)

	(Millions of yen)
	As of March 31, 2022
	Total fair value measured using valuation techniques	Impact on profit or loss
		Favorable change	Unfavorable change
Financial assets at fair value through profit or loss
Listed equity securities (stocks)	6,333	510	(440)
Unlisted equity securities (stocks)	101,552	5,871	(5,383)
Unlisted debt instruments (loans)	276,026	15,393	(14,429)

For the listed equity securities, certain unlisted equity securities (i.e., some stocks and investments in partnerships) and debt securities, the sensitivity analysis was not performed since the effect of changing the unobservable inputs to reflect reasonably possible alternative assumptions did not change their fair values significantly.

Unrealized Gain (Loss) of Level 3 Instruments

The following table presents changes in unrealized gain (loss) included in profit or loss for the years ended March 31, 2023 and March 31, 2022 related to Level 3 financial assets.

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Net gain (loss) from financial assets at fair value through profit or loss	(4,144)	48,702

Fair Value Hierarchy of Assets and Liabilities that are Not Measured at Fair Value

The breakdown by fair value hierarchy of assets and liabilities that were not measured at fair value in the consolidated statement of financial position as of March 31, 2023 and 2022 was as follows:

	(Millions of yen)
	As of March 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Loans and other receivables	—	—	15,242,916	15,242,916
Securities	—	45,621	—	45,621
Liabilities
Borrowings	—	8,490,362	—	8,490,362
Bonds payable	—	5,881,695	—	5,881,695
Financial guarantee contracts	—	—	8,671	8,671

	(Millions of yen)
	As of March 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Loans and other receivables	—	—	14,264,514	14,264,514
Securities	—	36,746	—	36,746
Liabilities
Borrowings	—	7,563,923	—	7,563,923
Bonds payable	—	5,554,752	—	5,554,752
Financial guarantee contracts	—	—	7,830	7,830

37. Financial Risk Management

JBIC is a policy-based financial institution, conducting financial operations to achieve policy objectives, and its operations involve various risks, including credit risk, market risk (interest rate risk and exchange rate risk), liquidity risk, and operational risk. As such, JBIC has the following risk management policies in place.

Risk Management Structure

The types and magnitude of the risks associated with JBIC’s financial operations and its risk mitigation measures are different from those of risks associated with private financial institutions’ operations and their risk mitigation measures. Nonetheless, JBIC, as a financial institution, recognizes the importance of managing risk appropriately, and has built an organizational structure for risk management tailored to the types of risks and integrated risk management.

More specifically, JBIC identifies, measures, and monitors various risks to which JBIC is exposed in its operations, and defines ensuring the soundness and integrity of its operations and increasing transparency as the risk management objective. For this purpose, JBIC has designated staff responsible for managing various risks and established a department responsible for controlling the risk management efforts. In addition, the Corporate Risk Management Committee and the Asset Liability Management (ALM) Committee have also been set up to facilitate evaluations and discussions regarding successful risk management. JBIC has also established the Risk Advisory Committee, which mainly consists of external experts, to provide JBIC’s board of directors with advice for matters requiring their review, such as a risk assessment and the management structure of large credit exposures and issues related to the risk of large-scale projects.

Credit Risk Management

Credit risk refers to the potential loss from a decline or loss in the value of credit assets due to deterioration in the financial conditions of a debtor. This risk is inherent in JBIC’s operations as it primarily engages in lending activities. The credit risk exposure of JBIC may be classified into the following categories: sovereign risk, which involves financing to foreign governments; corporate risk, which involves financing to business firms; project risk, which occurs when a project is financed by project financing—a financing structure in which a loan is primarily secured by the cash flows generated from the project—fails to generate the planned cash flows; and country risk, which involves financing to foreign firms as well as projects located in foreign countries (a risk arising from the country where the debtor resides and the project is located that adds to corporate risk and project risk). Given the very nature of the financial support the JBIC Group provides, including support for developing and securing strategically important resources for Japan overseas, for maintaining and improving the international competitiveness of Japanese industries, and for promoting overseas business in order to preserve the global environment, such as preventing global warming, the JBIC Group frequently extends loans to foreign governments, government agencies, and foreign companies. As such, sovereign and country risks account for a significant portion of the credit risk accompanying JBIC’s lending activities.

Credit risk management structure

The cornerstone of credit risk management at JBIC is the evaluation of an individual borrower’s creditworthiness in advance of credit approval. When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. JBIC’s overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed with the different departments ensuring appropriate checks throughout the process, leading to the final decision by the management. In providing credit to foreign governments and other governmental entities, JBIC takes maximum advantage of its unique position as a public financial institution. This includes exchanging views and information with the governments and relevant authorities in the recipient countries, multilateral institutions such as the IMF and the World Bank, other regional development banks such as export credit agencies, and private financial institutions in developed countries. Using all these channels to exchange views and information, JBIC evaluates sovereign and country risks based on the broad range of information collected on the borrowing governments, the government agencies, and the political and economic conditions in their countries.

In providing credit to domestic and foreign companies, JBIC evaluates their creditworthiness and the appropriateness of the collateral and guarantees they offer. In respect of the credit provision related to overseas projects, credit evaluation involves examining the certainty of transactions to be financed, feasibility studies of the projects, and the industry in which the borrower operates. The concentration of credit risk is managed by setting a certain ratio to capital. The relevant finance departments and credit departments conduct proper credit risk management based on the credit risk rating system for segmented risk categories and the asset self-assessment system. In addition, an Integrated Risk Management Committee is held regularly to report the status of credit management to the management. The credit management situation is also checked by an independent auditing department.

Credit risk management methodology

A.	Credit risk assessment

Internal credit rating

JBIC has established an internal credit rating system, which covers, in principle, all borrowers. Internal credit ratings are the cornerstone of credit risk management, being used for individual credit appraisals and quantifying credit risk as described below.

Self-assessment of asset quality

JBIC performs a self-assessment of asset quality to ensure that the characteristics of its assets will be accurately reflected in its assessment results. In carrying out the self-assessment of the asset quality, the first-stage of the assessment is conducted by the finance departments, while the second-stage of the assessment is conducted by the credit department, and the internal inspection is performed by the internal audit department. The results of the self-assessment of the asset quality are used for determining the existence of evidence indicating that a financial asset or group of financial assets classified into loans and receivables is credit-impaired. In addition, they are used for the continuous reviews of the loan portfolio as well as actively used in the disclosures of assets to enhance the transparency of the JBIC Group’s financial position.

The “borrower category” is used to classify borrowers by their repayment abilities used in the self-assessment of asset quality, and borrowers are classified depending on their financial conditions as below:

Borrower Category	Borrowers’ financial condition
Normal borrowers	Borrowers with good business performances and no significant financial problems
Borrowers needing attention	Borrowers requiring close monitoring, excluding substandard borrowers
Substandard borrowers	Borrowers in the “borrowers needing attention category” with loans that are completely or partially more than three months past due or borrowers whose loans have been restructured
Potentially bankrupt borrowers	Borrowers perceived to have a high risk of becoming bankrupt
Substantially bankrupt borrowers	Borrowers who may not have legally or formally declared bankruptcy but are essentially bankrupt
Bankrupt borrowers	Borrowers who have legally or formally declared bankruptcy

B.	Quantifying credit risk

In addition to the above credit risk management related to individual borrowers, JBIC quantifies credit risk with a view to evaluating the risk of the overall loan portfolio. To quantify credit risk, it is important to take into account the characteristics of JBIC’s loan portfolio, which are not typically seen in other private financial institutions, namely that JBIC holds a significant portion of long-term loans that entail sovereign and country risks. Also to be taken into account are mechanisms for securing assets under an international supporting framework, such as the Paris Club*, which is a unique framework of debt management by official creditors. JBIC’s own credit risk quantification model, incorporating these factors, measures credit risk and is utilized for internal control purposes.

*

The Paris Club is an informal group of official creditors whose role is to find coordinated and sustainable solutions to the payment difficulties encountered by debtor nations. Since the first meeting took place in 1956 to resolve the debt problem of Argentina, the meeting has been held in Paris, with the French Treasury (in Paris) acting as its secretariat. Hence, it is known as the Paris Club.

Credit Risk Management in Financial Markets

Credit risk in financial markets is the risk that JBIC will suffer losses if a counterparty to a derivative financial instrument transaction is unable to execute the transactions in accordance with the terms of the contract due to its financial difficulties or bankruptcy. As such, JBIC continuously gathers information on the market value of derivative financial instruments, the credit risk amount in respect of each counterparty and counterparties’ financial conditions. JBIC also monitors and utilizes such data in assessing the appropriateness of counterparties. JBIC mitigates credit risk in financial markets arising from derivatives transactions by entering into master netting agreements. Under IFRS, JBIC’s derivative financial instrument assets and liabilities do not meet the offsetting criteria and they are presented on a gross basis in the consolidated statement of financial position. In addition to the above, collateral is pledged by both parties to a transaction in accordance with market trends and risk levels.

38. Maximum Exposure to Credit Risk

The following tables summarize the JBIC Group’s maximum exposure to credit risk before recognizing risk mitigation by collateral or other credit enhancements as of March 31, 2023 and 2022:

Financial instruments not subject to impairment

	(Millions of yen)
	As of March 31, 2023		As of March 31, 2022
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Financial assets at fair value through profit or loss*1	475,260	601,009	480,027	619,672

*1	Maximum exposure represents the total of investments, loans, equity participation commitments and loan commitments.

Financial instruments subject to impairment

	(Millions of yen)
	As of March 31, 2023		As of March 31, 2022
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Securities*2	46,998	46,998	36,999	36,999
Loans and other receivables*3	15,144,377	17,445,663	14,165,576	15,967,128
Financial guarantee contracts*4	75,514	1,636,457	65,229	1,726,917

*2	Maximum exposure represents the amounts of investments.

*3	Maximum exposure represents the total of loans and loan commitments.

*4	Maximum exposure represents the total of guarantee obligations and guarantee commitments.

The tables above exclude financial instruments whose carrying amounts best represent their maximum exposure to credit risk.

39. Collateral

Financial assets pledged as collateral

JBIC held ¥651,110 million and ¥527,100 million in cash collateral for derivatives transactions as of March 31, 2023 and 2022, respectively, which was included in “Other assets” in the consolidated statement of financial position. The general collateral in respect of bonds payable is described in Note 18 “Bonds Payable.”

Collateral and other credit enhancements

JBIC obtains collateral, such as financial assets and real estate, and utilizes guarantees to strengthen loan recovery and minimize the credit risk. JBIC also obtains collateral, such as movable property, for credit enhancement purposes in order to minimize the credit risk in relation to the financial guarantee contracts.

The JBIC’s policies regarding collateral have not significantly changed during the reporting period and there has been no significant change in the overall quality of the collateral held by JBIC since the prior period.

A portion of the JBIC Group’s financial assets are fully covered by collateral, which results in no loss allowance being recognized in accordance with the JBIC Group’s expected credit loss model. The carrying amount of such financial assets was ¥3,253,963 million and ¥3,033,432 million as of March 31, 2023 and 2022, respectively.

The following tables present financial effects of collateral and other credit enhancements in respect of credit-impaired loans and loans measured at FVPL on which the impairment requirements in IFRS 9 are not applied as of March 31, 2023 and 2022. If the value of the collateral exceeds the carrying amount of the loan, the maximum amount of collateral is limited to the carrying amount of the corresponding loan.

	(Millions of yen)
	As of March 31, 2023	As of March 31, 2022
Credit-impaired loans and other receivables	8,921	52,902
Loans and other receivables measured at FVPL	183,470	186,973

40. Concentration of Credit Risk

The following tables present the analysis of the concentration of credit risk in respect of loans and other receivables by borrowers’ key characteristics as of March 31, 2023 and 2022:

Analysis of loans and other receivables by borrowers’ grade of the internal credit rating system as of March 31, 2023;

	(Millions of yen)
	As of March 31, 2023
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
Sovereign
S to BB3	94,020	—	—	—	94,020
Bl to C	237,035	7,200	—	—	244,236
D to F	21,577	—	104,644	—	126,221

Total sovereign	352,633	7,200	104,644	—	464,478

Allowance for loan losses	(3,558)	(1,474)	(714)	—	(5,747)

Non-sovereign
S to BB3	12,099,880	—	—	—	12,099,880
Bl to C	1,001,188	1,528,632	167	—	2,529,988
D to F	—	—	389,694	23,137	412,831

Total non-sovereign	13,101,069	1,528,632	389,862	23,137	15,042,701

Allowance for loan losses	(3,927)	(106,537)	(246,588)	—	(357,054)

Total loans and other receivables	13,446,216	1,427,820	247,202	23,137	15,144,377

Analysis of loans and other receivables by borrowers’ geographic area and industry as of March 31, 2023;

	(Millions of yen)
	As of March 31, 2023
	ECL staging
	Stage 1	Stage 2	Stage 3
	12-month ECL	Lifetime ECL	Lifetime ECL	POCI	Total
Sovereign
Asia and Oceania	269,595	3,260	31,540	—	304,397
Europe, the Middle East, and Africa	83,037	—	40,929	—	123,967
North America and Latin America	—	3,939	32,174	—	36,113

Total sovereign	352,633	7,200	104,644	—	464,478

Allowance for loan losses	(3,558)	(1,474)	(714)	—	(5,747)

Non-sovereign
Manufacturing industry	1,700,717	535,761	108,783	23,137	2,368,400
Mining industry	1,668,685	406,456	4,397	—	2,079,538
Electricity, gas, heat supply, and water industry	2,881,708	505,558	15,251	—	3,402,519
Transport industry	430,951	44,409	29,282	—	504,643
Wholesale and retail industry	1,217,879	1,792	103	—	1,219,775
Finance and insurance industry	3,931,949	5,001	225,556	—	4,162,508
Other	1,269,176	29,651	6,487	—	1,305,316

Total non-sovereign	13,101,069	1,528,632	389,862	23,137	15,042,701

Allowance for loan losses	(3,927)	(106,537)	(246,588)	—	(357,054)

Total loans and other receivables	13,446,216	1,427,820	247,202	23,137	15,144,377

Analysis of loans and other receivables by borrowers’ grade of the internal credit rating system as of March 31, 2022;

	(Millions of yen)
	As of March 31, 2022
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
Sovereign
S to BB3	94,081	—	—	—	94,081
B1 to C	229,969	7,225	—	—	237,195
D to F	24,470	—	125,204	—	149,674

Total sovereign	348,521	7,225	125,204	—	480,951

Allowance for loan losses	(3,278)	(1,583)	(1,369)	—	(6,231)

Non-sovereign
S to BB3	11,251,123	—	—	—	11,251,123
B1 to C	698,163	1,609,083	—	—	2,307,246
D to F	—	—	456,108	19,689	475,797

Total non-sovereign	11,949,286	1,609,083	456,108	19,689	14,034,167

Allowance for loan losses	(3,152)	(109,824)	(230,334)	—	(343,310)

Total loans and other receivables	12,291,377	1,504,901	349,608	19,689	14,165,576

Analysis of loans and other receivables by borrowers’ geographic area and industry as of March 31, 2022;

	(Millions of yen)
	As of March 31, 2022
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	POCI	Total
Sovereign
Asia and Oceania	273,359	3,254	38,172	—	314,786
Europe, the Middle East, and Africa	74,367	—	48,769	—	123,137
North America and Latin America	795	3,970	38,261	—	43,027

Total sovereign	348,521	7,225	125,204	—	480,951

Allowance for loan losses	(3,278)	(1,583)	(1,369)	—	(6,231)

Non-sovereign
Manufacturing industry	1,747,860	492,593	156,753	19,689	2,416,897
Mining industry	1,624,831	463,975	—	—	2,088,806
Electricity, gas, heat supply, and water industry	2,387,250	566,817	14,212	—	2,968,280
Transport industry	455,047	53,000	32,278	—	540,326
Wholesale and retail industry	1,138,086	20	—	—	1,138,107
Finance and insurance industry	3,812,737	59	252,773	—	4,065,570
Other	783,472	32,616	89	—	816,178

Total non-sovereign	11,949,286	1,609,083	456,108	19,689	14,034,167

Allowance for loan losses	(3,152)	(109,824)	(230,334)	—	(343,310)

Total loans and other receivables	12,291,377	1,504,901	349,608	19,689	14,165,576

The following tables present an analysis of the concentration of credit risk in respect of financial guarantee contracts by the guaranteed parties’ key characteristics as of March 31, 2023 and 2022:

Analysis of financial guarantee contracts by guaranteed parties’ grade of the internal credit rating system as of March 31, 2023;

	(Millions of yen)
	As of March 31, 2023
	ECL staging
	Stage 1	Stage 2	Stage 3
	12-month ECL	Lifetime ECL	Lifetime ECL	Total
Sovereign
S to BB3	1,993	—	—	1,993
Bl to C	2,739	6,586	—	9,326
D to F	—	—	—	—

Total sovereign	4,733	6,586	—	11,320

Non-sovereign
S to BB3	17,376	—	—	17,376
Bl to C	820	45,505	—	46,326
D to F	—	—	490	490

Total non-sovereign	18,196	45,505	490	64,193

Total financial guarantee contracts	22,930	52,092	490	75,514

Analysis of financial guarantee contracts by guaranteed parties’ geographic area and industry as of March 31, 2023;

	(Millions of yen)
	As of March 31, 2023
	ECL staging
	Stage 1	Stage 2	Stage 3
	12-month ECL	Lifetime ECL	Lifetime ECL	Total
Sovereign
Asia and Oceania	2,413	—	—	2,413
Europe, the Middle East, and Africa	2,320	6,381	—	8,701
North America and Latin America	—	205	—	205

Total sovereign	4,733	6,586	—	11,320

Non-sovereign
Manufacturing industry	—	—	490	490
Mining industry	6,156	—	—	6,156
Electricity, gas, heat supply, and water industry	6,461	45,505	—	51,967
Transport industry	3,657	—	—	3,657
Finance and insurance industry	742	—	—	742
Other	1,178	—	—	1,178

Total non-sovereign	18,196	45,505	490	64,193

Total financial guarantee contracts	22,930	52,092	490	75,514

Analysis of financial guarantee contracts by guaranteed parties’ grade of the internal credit rating system as of March 31, 2022;

	(Millions of yen)
	As of March 31, 2022
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
Sovereign
S to BB3	2,755	—	—	2,755
B1 to C	6,575	268	—	6,843
D to F	—	—	—	—

Total sovereign	9,330	268	—	9,598

Non-sovereign
S to BB3	23,975	—	—	23,975
B1 to C	882	30,222	—	31,105
D to F	—	—	550	550

Total non-sovereign	24,858	30,222	550	55,630

Total financial guarantee contracts	34,188	30,490	550	65,229

Analysis of financial guarantee contracts by guaranteed parties’ geographic area and industry as of March 31, 2022;

	(Millions of yen)
	As of March 31, 2022
	ECL staging
	Stage 1 12-month ECL	Stage 2 Lifetime ECL	Stage 3 Lifetime ECL	Total
Sovereign
Asia and Oceania	3,740	—	—	3,740
Europe, the Middle East, and Africa	5,585	—	—	5,585
North America and Latin America	4	268	—	272

Total sovereign	9,330	268	—	9,598

Non-sovereign
Manufacturing industry	—	7	550	557
Mining industry	8,099	—	—	8,099
Electricity, gas, heat supply, and water industry	10,214	30,215	—	40,429
Transport industry	4,415	—	—	4,415
Finance and insurance industry	880	—	—	880
Other	1,247	—	—	1,247

Total non-sovereign	24,858	30,222	550	55,630

Total financial guarantee contracts	34,188	30,490	550	65,229

41. Exercise of Rights to Obtain Collateral or Other Credit Enhancements

The JBIC Group did not obtain any material financial or non-financial assets through exercise of rights to collateral or other credit enhancements.

42. Market Risk and Liquidity Risk

Market risk is the risk that the value of assets and liabilities (including off-balance-sheet items) will fluctuate and losses will be incurred, or profits derived from assets and liabilities (including off-balance-sheet items) will fluctuate and losses will be incurred, due to changes in various market risk factors, such as interest rates and foreign exchange rates.

The market risk borne by JBIC mainly consists of foreign exchange risk and interest rate risk, and JBIC may suffer losses from these risks due to fluctuations in the markets, such as market turmoil. These risks are hedged, in principle, by interest rate swaps, currency swaps, and forward foreign exchange contracts.

Liquidity risk is the risk that losses will be incurred as a result of difficulties in obtaining the funds necessary due to a maturity mismatch between financing and funding, or unexpected outflow of funds, or being forced to fund at an interest rate significantly higher than that under normal circumstances (funding risk). It is also the risk that losses will be incurred from being unable to conduct market transactions due to market turmoil or being forced to transact at far more unfavorable prices than those under normal circumstances (market liquidity risk).

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and the FILP agency bonds, are secured to finance JBIC. Deposits are not accepted. Therefore, JBIC considers liquidity risk to be limited. However, financing costs could increase due to market turmoil and unexpected events.

Overview of market risk and liquidity risk management

i.	Market risk management

JBIC manages foreign exchange risk and interest rate risk through its ALM. Market risk management protocols contain detailed stipulations in respect of risk management methods and procedures, and JBIC established an ALM Committee to assess and confirm the execution of ALM, and to discuss future responses to market risk. In addition, JBIC assesses and monitors the interest rate and terms of financial assets and liabilities in detail through a gap analysis and an interest rate sensitivity analysis as well as Value at Risk (“VaR”). The results are reported to the ALM Committee on a regular basis.

The basic policy for managing foreign exchange risk and interest rate risk at JBIC is described below:

a.	Foreign exchange risk

Foreign currency-denominated loans conducted in the JBIC Group involve risks related to exchange rate fluctuations. The JBIC Group has a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts. Furthermore, a portion of the foreign exchange risk arising from investments in affiliates denominated in foreign currencies is hedged using forward foreign exchange contracts as hedging instruments.

b.	Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(i)	Yen-denominated loan operations

Yen-denominated loan operations are managed based on fixed interest rates by matching the maturities of the loans and funds. As a result, JBIC’s exposure to interest rate risk is limited. For any loan operations that are significantly impacted by interest rate fluctuations, JBIC hedges the interest rate risk through hedging instruments, such as swaps.

(ii)	Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the application of a consistent policy of using interest rate swaps and managing the funds with floating interest rates for both loans and related funding arrangements.

c.	Status of market risk

JBIC only maintains a banking book and does not have financial instruments in a trading book. While in principle JBIC holds derivatives only for hedging purposes, as stated previously, market risk is measured in order to assess potential risk exposures. The following represents the market risk exposure (VaR) as of March 31, 2023 and 2022. JBIC measures market risk (VaR) by taking into account the degree of correlation between interest rate risk and foreign exchange risk.

Risk management using VaR

VaR is a market risk measure that assesses the maximum possible fluctuation of gains or losses in fair values that could occur after a certain period of time (“holding period”) based on historical market movements of interest rates or exchange rates, etc., over a specific period in the past (or observation period) within a given probability (confidence interval), that is derived statistically by employing the theory of probability distribution.

The measurement assumes historical market trends and the theory of probability distribution. However, bearing in mind that future market trends could deviate from these assumptions, JBIC validates the effectiveness of its market risk measurements using the VaR model by back-testing, which cross-checks the measured VaR against the actual gains or losses. In addition, a stress test, which goes beyond the probability distribution of historical market movements, is carried out in order to capture risks from various perspectives.

The following points should generally be noted in measuring VaR

•	VaR will differ depending on the choice of confidence interval, holding period, and observation period;

•

VaR indicates the maximum fluctuation of gains or losses in fair values at the time of measurement. In practice, the actual results at a point in the future may differ from the VaR calculation due to changes in the assumptions caused by market movements during the holding period; and

•

VaR indicates the maximum value based on specific assumptions. As such, when utilizing VaR as a risk management measure, it is imperative to keep in mind that VaR may underestimate the potential losses.

The table below provides VaR calculated as of March 31, 2023 and 2022.

	(Billions of yen)
	As of March 31, 2023	As of March 31, 2022
VaR	164.6	121.7

JBIC calculated VaR based on a historical model. The calculation is based on a 99% confidence interval, a one-year holding period and a five-year observations period.

ii.	Liquidity risk management

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and FILP agency bonds, are used to finance JBIC’s operations and deposits are not accepted.

Cash flows are assessed and proper measures, including establishing overdraft facility accounts with multiple private sector financial institutions, are taken to maintain daily cash flows for proper risk management.

43. Maturity Analysis of Financial Liabilities

The following tables present the amounts of financial liabilities by contractual maturity based on undiscounted contractual cash flows as of March 31, 2023 and 2022.

For financial liabilities, payments related to financial guarantee contracts are made when all the relevant contractual requirements for payment are met. Accordingly, total guarantee amounts do not indicate the settlement amounts. Financial guarantee contracts represent the total of guarantee obligations and guarantee commitments.

For off-balance-sheet items, loan commitments and equity participation commitments are exercised based on the status of the corresponding businesses. Accordingly, total commitment amounts do not indicate the settlement amounts.

	(Millions of yen)
	As of March 31, 2023
			Later than	Later than	Later than	Later than
			one year	three years	five years	seven years
		Not later	and not	and not	and not	and not
	On	than one	later than	later than	later than	later than	Later than
	demand	year	three years	five years	seven years	ten years	ten years	Total
Financial liabilities
Derivative financial instrument liabilities	—	425,896	316,405	245,555	99,589	76,827	96,752	1,261,027
Borrowings	—	1,115,538	3,032,777	3,995,509	420,465	625,590	228,550	9,418,432
Bonds payable	—	1,204,847	2,496,750	1,632,128	748,983	614,655	—	6,697,364
Financial guarantee contracts	1,636,457	—	—	—	—	—	—	1,636,457
Off-balance-sheet items
Loan commitments	2,347,605	—	—	—	—	—	—	2,347,605
Equity participation commitments	79,619	—	—	—	—	—	—	79,619

	(Millions of yen)
	As of March 31, 2022
			Later than	Later than	Later than	Later than
			one year	three years	five years	seven years
		Not later	and not	and not	and not	and not
	On	than one	later than	later than	later than	later than	Later than
	demand	year	three years	five years	seven years	ten years	ten years	Total
Financial liabilities
Derivative financial instrument liabilities	—	219,838	274,676	134,702	59,379	32,212	60,555	781,365
Borrowings	—	2,294,922	1,954,762	3,216,337	232,606	13,577	229,507	7,941,713
Bonds payable	—	1,072,517	1,940,567	1,427,509	972,101	697,393	—	6,110,090
Financial guarantee contracts	1,726,917	—	—	—	—	—	—	1,726,917
Off-balance-sheet items
Loan commitments	1,864,266	—	—	—	—	—	—	1,864,266
Equity participation commitments	76,931	—	—	—	—	—	—	76,931

44. Related-Party Disclosures

Shares held by the Government

The total number of outstanding shares of JBIC is required to be held, at all times, by the Japanese government (Article 3 of JBIC Act). Accordingly, all the shares outstanding are wholly owned by the Japanese government (the Ministry of Finance). Transactions between JBIC and the Japanese government or entities controlled by the Japanese government were as follows:

Transactions with the Japanese government, which controls JBIC

		(Millions of yen)
		Transactions and transaction amounts					Balance
		Underwriting of capital increase*1	Receipt of funds*2	Repayment of borrowings	Payment of interest on borrowings	Guarantee of corporate bonds*3	Borrowings	Other liabilities (interest payable)
Ministry of Finance (Minister of Finance)	Year ended March 31, 2023	85,000	3,433,096	2,999,052	186,843	6,171,755	8,513,677	68,641
	Year ended March 31, 2022	60,000	1,310,687	926,306	21,107	5,574,984	7,554,208	7,523

*1	The underwriting of capital increase represents the increase in capital through shareholder allocation by JBIC at an allocation amount of ¥1 per share.

*2

The receipt of funds represents borrowings from the FILP special account and the Foreign Exchange Funds Special Account (FEFSA). FILP interest rates are applied to the borrowings from the FILP, while the interest rates in accordance with the respective agreements related to the FEFSA are applied to the borrowings from the FEFSA.

*3	No guarantee fees have been paid in respect of the guarantee of bonds.

Transactions with entities controlled by the Japanese government

(Millions of yen)
	Transactions	As of March 31, 2023	As of March 31, 2022
Japan International Cooperation Agency (JICA)	Joint obligations	20,000*1,*3	20,000*1,*3
Japan Finance Corporation (JFC)	Joint obligations	60,000*2,*3	60,000*2,*3

*[1]

JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and JICA is jointly responsible for the obligations of these bonds in accordance with Article 4 (1) of Supplementary Provisions of the JICA Act. According to Article 4 (2) hereof, all of JICA’s assets are pledged as general collateral for these joint obligations.

*[2]

JBIC is jointly responsible for the obligations of the JFC bonds in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are pledged as general collateral for these joint obligations. Accordingly, the creditors of the bonds are entitled to JBIC’s assets prior to other creditors. The statutory lien is secondary to the general statutory lien under the Civil Code of Japan.

*[3]	No transactions are recognized in the consolidated income statement for these joint obligations.

Remuneration of the JBIC Group’s key management personnel

	(Millions of yen)
	For the year ended March 31, 2023	For the year ended March 31, 2022
Short-term employee benefits	157	147
Post-employment benefits	7	8

Total	164	155

The above represents the remuneration expenses of the members of board of directors of JBIC recognized in the consolidated income statement.

45. Current and Noncurrent Distinction

Carrying amounts expected to be recovered or settled in no more than and more than 12 months after March 31, 2023 and 2022 were as follows:

	(Millions of yen)
	As of March 31, 2023
	No more than 12 months*1	More than 12 months*2	Total
Assets
Cash and due from banks	2,193,775	—	2,193,775
Derivative financial instrument assets	7,668	129,488	137,156
Financial assets at fair value through profit or loss	49,621	425,638	475,260
Securities	—	46,998	46,998
Loans and other receivables	2,072,933	13,071,444	15,144,377
Equity method investments	—	129,892	129,892
Property and equipment	—	30,730	30,730
Other assets	656,204	10,888	667,093

Liabilities
Derivative financial instrument liabilities	182,542	642,690	825,233
Borrowings	800,832	7,712,844	8,513,677
Bonds payable	8,046	5,926,273	5,934,320
Financial guarantee contracts	75,514	—	75,514
Other liabilities	239,489	7,399	246,889

	(Millions of yen)
	As of March 31, 2022
	No more than 12 months*1	More than 12 months*2	Total
Assets
Cash and due from banks	1,451,153	—	1,451,153
Derivative financial instrument assets	16,241	78,830	95,072
Financial assets at fair value through profit or loss	53,800	426,226	480,027
Securities	—	36,999	36,999
Loans and other receivables	1,725,668	12,439,908	14,165,576
Equity method investments	—	128,987	128,987
Property and equipment	—	29,229	29,229
Other assets	530,124	11,552	541,677

Liabilities
Derivative financial instrument liabilities	181,047	376,303	557,350
Borrowings	2,214,763	5,339,444	7,554,208
Bonds payable	7,541	5,552,077	5,559,618
Financial guarantee contracts	65,229	—	65,229
Other liabilities	121,108	8,349	129,458

*[1]	Includes demand deposits.

*[2]	Includes amounts with no fixed maturity dates.

46. Events after the Reporting Period

There were no reportable events after the reporting period.